EXHIBIT 5

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of November 5, 2018

by and among

MERCURIA ASSET HOLDINGS (HONG KONG) LIMITED, as Buyer,

and

AEGEAN MARINE PETROLEUM NETWORK INC.,

and

THE SUBSIDIARIES SIGNATORY HERETO,

as Sellers

i

4.20	Exclusive Representations and Warranties	33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		33

5.1	Organization	34
5.2	Due Authorization, Execution and Delivery; Enforceability	34
5.3	Governmental Approvals	34
5.4	No Conflicts	34
5.5	Availability of Funds	34
5.6	Adequate Assurances Regarding Executory Contracts	34
5.7	Condition and Location of Acquired Assets	35
5.8	Exclusive Representations and Warranties	35
5.9	No Other Representations or Warranties of Sellers; Disclaimers	35

ARTICLE 6 COVENANTS OF THE PARTIES		36

6.1	Conduct of Business Pending the Closing	36
6.2	No Solicitation of Alternative Transactions	38
6.3	Access	39
6.4	Public Announcements	39
6.5	Tax Matters	39
6.6	Approvals; Commercially Reasonable Efforts; Notification; Consent	40
6.7	Employee Matters	41
6.8	Further Assurances	44
6.9	Bankruptcy Court Filings	44
6.10	Cure Costs	45
6.11	Preservation of Records	45
6.12	Risk of Loss	45
6.13	Bulk Transfer Laws	46
6.14	Hedging Program	46
6.15	Intercompany Payables	46

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF THE PARTIES		46

7.1	Conditions Precedent to Obligations of Buyer	46
7.2	Conditions Precedent to the Obligations of Sellers	48

ARTICLE 8 TERMINATION		49

8.1	Termination of Agreement	49
8.2	Consequences of Termination	51

ARTICLE 9 [RESERVED]		52

ARTICLE 10 MISCELLANEOUS		53

10.1	Expenses	53

ii

10.2	Assignment	53
10.3	Parties in Interest	53
10.4	Releases	53
10.5	Notices	53
10.6	Choice of Law	55
10.7	Entire Agreement; Amendments and Waivers	55
10.8	Counterparts; Facsimile and Electronic Signatures	55
10.9	Severability	55
10.10	Headings	55
10.11	Exclusive Jurisdiction and Specific Performance	55
10.12	WAIVER OF RIGHT TO TRIAL BY JURY	56
10.13	Survival	56
10.14	Computation of Time	57
10.15	Time of Essence	57
10.16	Non-Recourse	57
10.17	Disclosure Schedules	57
10.18	Sellers’ Representative; Dealings Among Sellers	58
10.19	Mutual Drafting	58
10.20	Fiduciary Obligations	58

EXHIBITS

Exhibit A	Bidding Procedures
Exhibit B	Bidding Procedures Order
Exhibit C	Sale Order

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of November 5, 2018 (the “Agreement Date”), by and among Aegean Marine Petroleum Network Inc., a company incorporated under the laws of the Republic of the Marshall Islands (“Aegean”), and each of Aegean’s Subsidiaries listed on the signature page hereto (together with Aegean, “Sellers” and each a “Seller”), and Mercuria Asset Holdings (Hong Kong) Limited, a company incorporated in Hong Kong with limited liability (“Buyer”). Each Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Sellers are currently engaged in the Business;

WHEREAS, on or shortly following the Agreement Date, Aegean and certain other Sellers intend to file a voluntary petition and commence a case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court (the date of such filing, the “Petition Date”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Business as a going concern as of the Closing on the terms and subject to the conditions set forth herein and subject to the approval of the Bankruptcy Court and, in furtherance of the foregoing, (a) Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Acquired Assets as of the Closing, and (b) Buyer is willing to assume from Sellers the Assumed Liabilities as of the Closing, in the case of clause (a) and (b) above, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Defined Terms. As used herein, the terms below shall have the following respective meanings:

“Acquired Assets” shall have the meaning specified in Section 2.1.

“Acquired Companies” shall have the meaning specified in Section 2.1(p).

“Acquired Company Leased Real Property” shall mean real property leased by an Acquired Company together with all buildings, structures, fixtures, and improvements erected thereon, including the Facilities, and all rights, privileges, easements, licenses and other appurtenances relating thereto

“Acquired Company Owned Real Property” shall mean real property owned by an Acquired Company, together with all buildings, structures, fixtures, and improvements erected thereon, including the Facilities, and all rights, privileges, easements, licenses and other appurtenances relating thereto.

“Acquired Company Real Property” shall mean collectively the Acquired Company Leased Real Property and the Acquired Company Owned Real Property.

“Acquired Real Property” shall mean collectively the Owned Real Property and the Leased Real Property.

“Additional Administrative Costs” shall mean an amount in cash equal to the Administrative Expenses incurred by Sellers or their respective estates (i) in excess of $1,000,000 of Liabilities that result from or arise out of Buyer’s determination not to include any Seller Employee on the Employee Offer List including costs arising from such Seller Employee’s subsequent termination (e.g., severance and termination costs) or (ii) from any material increases in Liabilities resulting from Buyer’s elections pursuant to Section 2.6, excluding in this clause (ii) costs and expenses with respect to the underlying Liabilities that allowed the Buyer to make such election.

“Additional Amount” shall have the meaning specified in Section 3.3(a).

“Administrative Expense” shall mean a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code.

“Aegean” shall have the meaning specified in the preamble.

“Aegean Subsidiary” shall have the meaning specified in Section 4.2.

“Affiliate” shall, with respect to any Person, mean any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by contract, as trustee, executor or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, together with the exhibits and the Disclosure Schedules, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Date” shall have the meaning specified in the preamble.

“Allocation” shall have the meaning specified in Section 3.4.

“Alternative Arrangement” shall have the meaning specified in Section 2.5(a).

“Alternative Transaction” shall mean (i) any investment in, financing of, capital contribution or loan to, or restructuring or recapitalization of a Seller or any Affiliate of a Seller (including any exchange of all or a substantial portion of a Seller’s or its Affiliates’ outstanding debt obligations for equity securities of one or more Seller or their respective Affiliates), (ii) any merger, consolidation, share exchange or other similar transaction to which a Seller or any of its Affiliates is a party that has the effect of transferring, directly or indirectly, all or a substantial portion of the assets of, or any issuance, sale or transfer of equity interests in, a Seller, the Acquired Assets or the Business, (iii) any direct or indirect sale of all or a substantial portion of the assets of, or any issuance, sale or transfer of equity interests in, a Seller, the Acquired Assets (including the Acquired Companies) or the Business or (iv) any other transaction, including a plan of liquidation or reorganization (in any jurisdiction, whether domestic, foreign, international or otherwise), in each instance (A) that transfers or vests ownership of, economic rights to, or benefits in all or a substantial portion of the assets of Sellers, the Acquired Assets or the Business to any party other than Buyer and (B) whether or not such transactions are entered into in connection with any bankruptcy, insolvency or similar Proceedings; provided, however, that notwithstanding the foregoing, any investment in, financing of, capital contribution or loan to, or any sale of assets of, a Seller or any Affiliate of a Seller that would not reasonably be expected to, individually or in the aggregate, interfere with or impede the Transactions, interfere with, limit or modify any of Buyer’s rights or privileges hereunder or result in the imposition of any liabilities or costs on Buyer or any of its Affiliates shall not be considered an “Alternative Transaction”.

“Anti-Corruption Laws” shall mean applicable laws enacted to prohibit bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and applicable laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Corruption Prohibited Activity” shall mean (a) using funds in violation of Anti-Corruption Laws for unlawful contributions, gifts, or entertainment, or other unlawful expenses relating to political activity; or (b) making or taking an act in furtherance of an offer, promise, or authorization of any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly to any Governmental Entity or to any private commercial entity for the purpose of either gaining an improper business advantage or encouraging the recipient to violate the policies of his or her employer or to breach an obligation of good faith or loyalty in violation of Anti-Corruption Laws.

“Anti-Money Laundering Laws” shall mean applicable laws relating to money laundering and terrorism financing, including the USA PATRIOT Act of 2001, the U.S. Money Laundering Control Act of 1986, as amended; the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended; the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same; and other similar applicable laws and regulations.

“Asset Sale Guidelines” shall mean the Guidelines for the Conduct of Asset Sales, as adopted by the Bankruptcy Court pursuant to General Order M-383.

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement to be entered into by Sellers and Buyer concurrently with the Closing in a form mutually agreed to by the Parties.

“Assumed Benefit Plans” shall have the meaning specified in Section 6.7(c).

“Assumed Collective Bargaining Agreements” shall have the meaning specified in Section 6.7(d).

“Assumed Contracts” shall have the meaning specified in Section 2.1(d).

“Assumed Employee Liabilities” shall have the meaning specified in Section 2.3(d).

“Assumed Liabilities” shall have the meaning specified in Section 2.3.

“Auction” shall have the meaning ascribed to it in the Bidding Procedures.

“Automatic Transfer Employees” shall have the meaning specified in Section 6.7(b)(ii).

“Avoidance Actions” means any and all claims for relief of any Seller or any of its Subsidiaries under chapter 5 of the Bankruptcy Code.

“Back-Up Bidder” shall have the meaning specified in Section 6.2(b).

“Bankruptcy Code” shall have the meaning specified in the recitals.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court.

“Base Purchase Price” shall have the meaning specified in Section 3.3(a).

“Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) or any deferred compensation, bonus, pension, retirement, profit sharing, savings, incentive compensation, stock purchase, stock option or other equity or equity-linked compensation, disability, death benefit, hospitalization, medical, dental, life, employment, retention, change in control, termination, severance, separation, vacation, sick leave, holiday pay, paid time off, leave of absence, fringe benefit, compensation, incentive, insurance, welfare or any similar plan, program, policy, practice, agreement or arrangement (including any funding mechanism therefor), written or oral, whether or not subject to ERISA, and whether funded or unfunded, in each case that is adopted, sponsored, maintained, entered into, contributed to, or required to be maintained or contributed to, by any Seller or any Subsidiary of any Seller, or pursuant to or in connection with which any Seller or any Subsidiary of any Seller could have any Liabilities, but in each case other than a Collective Bargaining Agreement.

“Bidding Procedures” shall mean the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, (i) in the form attached hereto as Exhibit A and, in any case, (ii) in form and substance satisfactory to Buyer in its reasonable discretion; it being understood that Bidding Procedures in substantially the form of Exhibit A will be deemed satisfactory to Buyer.

“Bidding Procedures Order” shall mean an Order of the Bankruptcy Court approving the Bidding Procedures (i) in the form attached hereto as Exhibit B, (ii) providing for approval of the Break-Up Fee and the Reimbursable Expenses pursuant to Section 8.2(b) and (iii) in any case, in form and substance satisfactory to Buyer in its reasonable discretion; it being understood that a Bidding Procedures Order in substantially the form of Exhibit B will be deemed satisfactory to Buyer.

“Break-Up Fee” shall have the meaning specified in Section 8.2(b)(ii).

“Business” shall mean the business of Aegean and the other Sellers, excluding the entities listed on Schedule 2.2(d), as conducted as of the Agreement Date, including marketing, supplying, trading, and delivering refined marine fuel and lubricants to vessels in port, at sea and on rivers.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Buyer” shall have the meaning specified in the preamble.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of Buyer to consummate the Transactions.

“Buyer Released Parties” shall have the meaning specified in Section 10.4.

“Cash Consideration” shall have the meaning specified in Section 3.3(a).

“Chapter 11 Cases” shall have the meaning specified in the recitals.

“Claim” shall mean all actions, claims, counterclaims, suits, proceedings, rights of action, causes of action, Liabilities, losses, damages, remedies, penalties, judgments, settlements, costs, expenses, fines, disbursements, demands, reasonable costs, fees and expenses of counsel, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or unmatured, choate or inchoate, legal or equitable, and arising in tort, contract or otherwise, including any “claim” as defined in the Bankruptcy Code.

“Closing” shall have the meaning specified in Section 3.1(a).

“Closing Date” shall have the meaning specified in Section 3.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean any collective bargaining agreement or similar agreement of or with a labor, collective or similar organization governing the terms and conditions of employment of any employee or group of employees of Sellers or their respective Subsidiaries.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of June 13, 2018, between Aegean and Mercuria Energy Trading S.A.

“Contract” shall mean any contract, lease, license, purchase order, sales order, indenture, note, bond, loan, instrument, obligation, promise or other agreement, arrangement, understanding or commitment, whether or not in written form, that is binding upon a Person or its property.

“Credit Bid Consideration” shall have the meaning specified in Section 3.3(a).

“Cure Costs” shall mean all monetary liabilities, including pre-petition monetary liabilities, of Sellers that must be paid or otherwise satisfied to cure all of Sellers’ monetary defaults under the Assumed Contracts, and any other amounts that must be paid pursuant to section 365 of the Bankruptcy Code, at the time of the assumption thereof and assignment to Buyer or an Affiliate of Buyer as provided hereunder, in each case as such amounts are determined by the Bankruptcy Court.

“D&O Policies” shall mean any insurance policy held by any Seller as of the Agreement Date that provides coverage in respect of Claims against any director or officer of a Seller, including, the AIG CorporateGuard 2013 Policy No. P2301005099 and all corresponding excess policies.

“Deeds” shall have the meaning specified in Section 3.1(b)(iii).

“DIP Event of Default” shall mean an “Event of Default” (as defined in the U.S. DIP Facility).

“DIP Facility” shall mean the U.S. DIP Facility and the Global DIP Facility.

“DIP Facility Lenders” shall mean the “Secured Parties” (as defined in the U.S. DIP Facility).

“DIP Lien” shall have the meaning specified in the DIP Order.

“DIP Order” shall have the meaning specified in the U.S. DIP Facility.

“Disclosure Schedules” shall mean the disclosure schedules, delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement, as amended from time to time in accordance with and subject to the terms hereof.

“Employee Offer List” shall have the meaning specified in Section 6.7(a).

“Employment Offer” shall have the meaning specified in Section 6.7(b)(i).

“Environmental Laws” shall mean all Laws relating to pollution, storage, transport, release of, contamination by, or exposure to Hazardous Materials, or protection of the environment, natural resources, human safety, or human health (to the extent related to exposure to Hazardous Materials).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, by reason of its relationship with any Seller or any Subsidiary of any Seller, is aggregated with such Seller or its applicable Subsidiary under Section 414 of the Code.

“Event of Loss” shall have the meaning specified in Section 6.12.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 2.2.

“Excluded Liabilities” shall have the meaning specified in Section 2.4.

“Export Control Laws” shall mean applicable export control laws and regulations, including the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other applicable export control laws or restrictions.

“Facilities” shall mean all buildings, tanks, pipelines, terminals, docks and fixtures owned or leased by Sellers, located on the Owned Real Property or the Leased Real Property and used primarily in the Business, but excluding for the avoidance of doubt (i) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Owned Real Property or the Leased Real Property, and (ii) rail lines, pipelines and other improvements and fixtures owned by third parties and located on existing easements for such purpose which encumber the Owned Real Property or the Leased Real Property.

“FIRPTA Affidavit” shall mean an affidavit of each Seller (or, if such Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) that is a U.S. Person, sworn to under penalty of perjury, setting forth such Seller’s (or, if applicable, regarded owner’s) name, address and U.S. federal tax identification number and stating that such Seller (or, if applicable, regarded owner) is not a “foreign person” within the meaning of Section 1445 of the Code and otherwise complying with the Treasury Regulations issued pursuant to Section 1445 of the Code.

“Foreign Antitrust Laws” means any applicable antitrust or other competition Laws of any non-U.S. jurisdiction.

“Fraud” means an actual and intentional misrepresentation of material facts with respect to (i) the making of any representation or warranty of Sellers or the Acquired Companies set forth in Article 4 or in any other Transaction Document, (ii) the making of the covenants or agreements by Sellers or the Acquired Companies, in this Agreement or in any other Transaction Document, or (iii) the certifications of Sellers set forth in the certificates delivered by Sellers pursuant to Section 7.1(c), in each case which satisfies all of the elements of common law fraud under applicable Law.

“Fujairah Entity” shall mean Aegean Marine Petroleum LLC.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Global Borrowing Base” shall mean that certain Facility Agreement for a Borrowing Base Facility, dated as of November 30, 2017, by and among Aegean, Aegean Marine Petroleum S.A., Aegean Petroleum International Inc., Aegean NWE N.V., Aegean Bunkering Germany GMBH, OBAST Bunkering & Trading GMBH and Aegean Petroleum Uruguay S.A., as borrowers, certain companies party thereto as guarantors, ABN AMRO Bank N.V. as facility agent, collateral management agent, security agent and documentation bank, and the lenders party thereto, as the same may be amended, modified or supplemented from time to time.

“Global DIP Facility” shall mean that certain Amendment and Restatement Agreement, dated on or about November 5, 2018, by and among Aegean Marine Petroleum S.A., Aegean Petroleum International Inc., Aegean NWE N.V., Aegean Bunkering Germany GMBH, OBAST Bunkering & Trading GMBH, Aegean Petroleum Uruguay S.A., as borrowers, certain companies party thereto as guarantors, ABN AMRO Bank N.V., as facility agent and collateral management agent, certain persons party thereto as lenders, certain persons party thereto as issuing banks and Mercuria Energy Trading S.A., as co-ordinator and hedging provider, providing a secured super-priority debtor-in-possession revolving loan facility to the borrowers in the aggregate principal amount set forth therein.

“Governmental Entity” shall mean any federal, state, provincial, local, municipal, foreign, multinational, international or other (a) government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal or stock exchange.

“Hazardous Material” shall mean any material, substance or waste defined, listed or regulated as a “contaminant” or “pollutant” or as “hazardous” or “toxic” (or words of similar meaning or intent) under any applicable Environmental Law, including materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity, as such terms are defined in connection with hazardous materials, hazardous wastes or hazardous or toxic substances in any applicable Environmental Law and including asbestos, petroleum and petroleum breakdown constituents and polychlorinated biphenyls.

“Hedging Program” shall have the meaning specified in Section 6.14.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any successor law and the rules and regulations thereunder or under any successor law.

“Indebtedness” of any Person means, without duplication: (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” shall mean all intellectual property and proprietary rights, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (b) all Trademarks, (c) all works of authorship and other copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (d) all industrial designs and mask works, and all applications, registrations, and renewals in connection therewith and (e) all trade secrets and confidential business information (including technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Interim DIP Order” shall have the meaning specified in the U.S. DIP Facility.

“Interim Period” shall have the meaning specified in Section 6.1.

“Inventory” shall have the meaning specified in Section 2.1(f).

“IT Assets” shall mean computers, software, servers, workstations, associated data, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned by Sellers.

“Joined Collective Bargaining Agreements” shall have the meaning specified in Section 6.7(d).

“Knowledge” shall mean, with respect to Sellers, the actual knowledge of the Chief Operating Officer, Chief Financial Officer or General Counsel of Aegean after due inquiry.

“Law” shall mean any federal, state, provincial, local, foreign, international or multinational constitution, statute, law, ordinance, regulation, rule, code, Order, principle of common law, or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity, or court of competent jurisdiction, or other requirement or rule of law.

“Leased Machinery and Equipment” shall have the meaning specified in Section 2.1(c).

“Leased Real Property” shall have the meaning specified in Section 2.1(a).

“Legal Employee Liabilities” shall have the meaning specified in Section 2.3(d).

“Liabilities” shall mean, as to any Person, all debts, adverse Claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether accrued or unaccrued, vested or otherwise, liquidated or unliquidated, whether known or unknown, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.

“Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code and shall include any Claim, pledge, option, charge, lien, debentures, trust deeds, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, defect of title, restriction on transferability, restriction on use or other encumbrance, in each case whether imposed by agreement, law, equity or otherwise.

“Local Bankruptcy Rules” shall mean the Local Bankruptcy Rules for the Southern District of New York applicable to all cases in such district governed by the Bankruptcy Code.

“Machinery and Equipment” shall have the meaning specified in Section 2.1(c).

“Material Licenses and Permits” shall have the meaning specified in Section 4.13.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Necessary Consent” shall have the meaning specified in Section 2.5(a).

“Neutral Accountant” shall mean a national independent accounting firm selected by Buyer and reasonably acceptable to Sellers.

“No-Shop Period” shall have the meaning specified in Section 6.2(a).

“Notices” shall have the meaning specified in Section 10.5.

“Order” shall mean any judgment, order, injunction, writ, ruling, decree, stipulation, determination, decision, verdict, or award of any Governmental Entity.

“Ordinary Course of Business” means that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if that action is consistent in nature, scope and magnitude with the past practices of such Person, recognizing that Sellers have filed the Chapter 11 Cases, and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Back-Up Date” shall mean March 30, 2019.

“Owned Machinery and Equipment” shall have the meaning specified in Section 2.1(c).

“Owned Real Property” shall have the meaning specified in Section 2.1(a).

“Party” or “Parties” shall have the meaning specified in the preamble.

“Permits” shall mean permits, licenses, registrations, certificates of occupancy, approvals, consents, clearances and other authorizations issued by any Governmental Entity.

“Permitted Liens” shall mean: (a) Liens for Taxes not yet due; (b) statutory liens of landlords, carriers, warehousemen, mechanics, and materialmen incurred in the Ordinary Course of Business for sums not yet due; (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) applicable zoning, subdivision, building and other land use Laws and other land use restrictions that do not impair the present use of the subject real property; (e) liens or encumbrances that arise solely by reason of acts of Buyer or its successors and assigns or otherwise consented to by Buyer in accordance with the terms of this Agreement; (f) easements, covenants, conditions, restrictions and other similar encumbrances on real property that arise in the Ordinary Course of Business and that do not (together with all other encumbrances affecting the real property in question) materially detract from the value of the affected Acquired Real Property and do not materially interfere with the present use of such Acquired Real Property; (g) the leasehold estate or any sublease, license, or rights of occupancy in any Owned Real Property where a Seller is lessor and the lease or license has been delivered to Buyer in accordance with this Agreement; (h) any Lien or claim affecting any Owned Real Property that does not, individually or in the aggregate, interfere in any material respect with the present use of, or materially detract from the value of, the Owned Real Property subject thereto; (i) non-exclusive licenses granted in the Ordinary Course of Business; or (j) any Lien granted or incurred in connection with an Order of the Bankruptcy Court.

“Person” shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Petition Date” shall have the meaning specified in the recitals.

“Post-Closing Covenant” shall have the meaning specified in Section 10.13.

“Proceeding” shall mean any action, arbitration, audit, known investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, litigation or suit (whether civil, criminal or administrative), other than the Chapter 11 Cases, commenced, brought, conducted or heard by or before any Governmental Entity, including but not limited to any and all such actions related to restitution or remission in criminal proceedings and civil forfeiture and confiscation proceedings under the Law of any jurisdiction.

“Properties” shall have the meaning specified in Section 4.11(a).

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proration Period” shall have the meaning specified in Section 6.5(b).

“Purchase Price” shall have the meaning specified in Section 3.3(a).

“Purchased Claims” shall mean (i) all Claims against any Person (other than a Seller or a Seller’s estate), and existing at any time, arising out of, concerning, in connection with, or relating to the events, circumstances, and conduct described in the June 4, 2018, Form 6-K disclosure of Aegean, concerning improper accounting for or recordation of accounts receivable, including any misstated accounting records, misappropriation of funds, or any related actions or conspiracy to defraud or injure Aegean or its investors, as well as the right to the proceeds of or recovery in any suit, prosecution, investigation, settlement, enforcement proceeding, fine, penalty, restitution or remission in criminal proceedings, civil forfeiture, confiscation proceeding or other proceeding or action by any government or governmental agency in connection with the foregoing; (ii) all Claims against any Person (other than a Seller or a Seller’s estate), and existing at any time, arising out of, concerning, in connection with, or relating to any payments or invoices concerning the construction and maintenance of the Aegean terminal in Fujairah, as well as the right to the proceeds of or recovery in any suit, prosecution, investigation, settlement, enforcement proceeding, fine, penalty, restitution or remission in criminal proceedings, civil forfeiture, confiscation proceeding or other proceeding or action by any government or governmental agency in connection with the foregoing; (iii) all Claims against Hess Corporation or any affiliate thereof in the Supreme Court of the State of New York, County of New York: Part 39, Index Number 653887/2014; (iv) all Claims against any Person (other than a Seller or a Seller’s estate), and existing at any time, arising out of, concerning, in connection with, or relating to unpaid invoices for marine fuels supplied through agreements entered into with O.W. Group and any affiliate thereof; (v) all Claims against any Person (other than a Seller or a Seller’s estate), and existing at any time, arising out of, concerning, in connection with, or relating to HSFO product loaded from Petrotrin in Trinidad in December 2016; and (vi) all rights, privileges, immunities, documents, and work product relevant to or associated with the foregoing.

“Qualified Benefit Plan” shall have the meaning specified in Section 4.10(g).

“Records” shall have the meaning specified in Section 2.1(h).

“Registered IP” shall have the meaning specified in Section 4.17(a).

“Reimbursable Expenses” shall have the meaning specified in Section 8.2(b)(i).

“Remedies Exercise Notice” shall have the meaning specified in the DIP Order.

“Representative” shall mean, with respect to any Person, such Person’s officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, consultant, other advisor, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries).

“Restricted Party” shall mean (a) any Person or government that is the subject of Sanctions, (b) any Person resident in or organized under the laws of any country or territory that is the subject of country- or territory-wide Sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region) or (c) owned or controlled by a Person or Persons described in (a) or (b).

“Retained Benefit Plans” shall have the meaning specified in Section 2.2(h).

“Retained Collective Bargaining Agreements” shall mean the Collective Bargaining Agreements which are not Assumed Collective Bargaining Agreements.

“Sale Hearing” shall mean the hearing conducted by the Bankruptcy Court to approve the Transactions and to seek entry of the Sale Order.

“Sale Motion” shall mean the motion of Sellers, in form and substance satisfactory to Buyer in its reasonable discretion, seeking entry of the Bidding Procedures Order and Sale Order.

“Sale Order” shall mean an Order or Orders of the Bankruptcy Court, approving, without limitation, this Agreement and all of the terms and conditions hereof and authorizing Sellers to consummate the Transactions pursuant to sections 363 and 365 of the Bankruptcy Code, (i) in the form attached hereto as Exhibit C and (ii) in any case, in form and substance satisfactory to Buyer in its reasonable discretion.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government (including the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of the Treasury), (b) the United Nations Security Council, (c) the European Union, (d) Her Majesty’s Treasury of the United Kingdom, or (e) other relevant sanctions authority with jurisdiction over any Party.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” or “Sellers” shall have the meaning specified in the preamble.

“Seller Employee” shall have the meaning specified in Section 4.10(a).

“Seller Employee List” shall have the meaning specified in Section 6.7(a).

“Seller Fundamental Representations” shall have the meaning specified in Section 7.1(a).

“Sellers Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate (taking into account all other such changes, effects, events, occurrences, circumstances, states of facts or developments), (a) has had, or would reasonably be expected to have, a material adverse effect on the ability of Sellers to consummate the Transactions or (b) has had, or would reasonably be expected to have, a material adverse effect on the Acquired Assets, the Business, condition (financial or otherwise) of the Business or results of operations of the Business; provided, however, that with respect to clause (b) only, the term “Material Adverse Effect” shall not include any change, effect, event, occurrence, circumstance, state of facts or development that, directly or indirectly, alone or taken together, arising out of or attributable to: (i) any change generally affecting the international, national or regional markets applicable to the Business; (ii) any change in general macroeconomic, financial market, regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities; (iii) changes in Law, GAAP or official interpretations of the foregoing; (iv) the effect of any action expressly required by this Agreement; (v) any matters arising out of the Chapter 11 Cases, including changes arising from, or effects of, any motion, application, pleading or Order filed under or in connection with, the Chapter 11 Case and any objections in the Bankruptcy Court to (A) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (B) the reorganization of Sellers and any related plan of reorganization or disclosure statement, (C) the Bidding Procedures or the Sale Motion, or (D) the assumption or rejection of any Assumed Contract; (vi) acts of nature, including hurricanes, storms and other natural disasters; (vii) the departure of officers or directors of Seller after the Agreement Date; (viii)  the pendency of the Chapter 11 Cases or the financial condition of Seller; and (ix) the execution and delivery of this Agreement or the announcement thereof or consummation of the Transactions; which, in the case of any of the foregoing clauses (i) through (iii) and (vi) does not disproportionately affect the Business relative to other companies that participate in the markets and industries applicable to the Business.

“Sellers Released Parties” shall have the meaning specified in Section 10.4.

“Sellers’ Representative” shall have the meaning specified in Section 10.18.

“Sellers SEC Documents” means the all reports, schedules, registration statements and other documents filed with or furnished to the SEC.

“Subsidiary” shall mean, with respect to any Person (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest thereof or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Successful Bidder” shall mean, if an Auction is conducted, the prevailing party at the conclusion of such Auction.

“Taking” shall have the meaning specified in Section 6.12.

“Tax” or “Taxes” shall mean any and all taxes, assessments, levies, duties or other governmental charge imposed by any Governmental Entity, including any income, alternative or add-on minimum, accumulated earnings, franchise, capital stock, environmental, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, withholding, corporation, inheritance, value added, stamp duty reserve, estimated or other tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority together with all penalties, interest and additions thereto, whether disputed or not.

“Tax Authority” shall mean any taxing or other authority (whether within or outside the U.S.) competent to impose Tax.

“Tax Return” shall mean any and all returns, declarations, reports, documents, Claims for refund, or information returns, statements or filings which are supplied or required to be supplied to any Tax Authority or any other Person, including any schedule or attachment thereto, and including any amendments thereof.

“Trademarks” shall mean all trademarks, service marks, trade names, trade dress, corporate names, company names, business names, Internet domain names, logos, certification marks, collective marks, and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all registrations, applications and renewals in connection therewith, and all of the goodwill connected with the use of, and symbolized by any of, the foregoing.

“Transactions” shall mean the transactions contemplated by this Agreement to be consummated at the Closing, including the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities as provided for in this Agreement.

“Transaction Documents” shall mean this Agreement and any agreement, instrument or other document entered into pursuant to the terms hereof, including the Assignment and Assumption Agreement.

“Transfer Regulations” means the Council Directive 2001/23/EC of 12 March 2001 and any subsequent amendments (the “Acquired Rights Directive”), and any equivalent Law (a) in any jurisdiction that has implemented the Acquired Rights Directive or (b) that requires the automatic transfer or assignment of any person’s employment to Buyer or one of its Affiliates as a result of the Transactions.

“Transfer Tax” or “Transfer Taxes” shall mean any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term shall not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

“Transferable Permits” shall have the meaning specified in Section 2.1(e).

“Transferred Employee” shall have the meaning specified in Section 6.7(b)(i).

“U.S. Borrowing Base” shall mean that certain Second Amended and Restated Uncommitted Credit Agreement, dated as of August 3, 2017, by and among Aegean Bunkering (USA) LLC, as borrower, the lenders parties thereto, ABN AMRO Capital USA LLC, as administrative agent, collateral agent, daylight overdraft lender, swing ling lender and an issuing lender, and BNP Paribas, as documentation agent, as the same may be amended, modified, or supplemented from time to time.

“U.S. DIP Facility” shall mean that certain Superpriority Secured Debtor-in-Possession Credit Agreement, proposed to be dated on or about November 5, 2018, by and among Aegean Bunkering (USA) LLC, as borrower, the lenders party thereto, the issuing bank party thereto, and ABN AMRO Capital USA LLC, as the administrative agent for the lenders, providing a secured super-priority debtor-in-possession revolving loan facility to the borrower in the aggregate principal amount set forth therein and a secured super-priority debtor-in-possession term loan facility to the borrower in the aggregate principal amount set forth therein..

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Vessels” shall mean each of the barges, ships, tankers and/or other vessels owned, leased or chartered by Sellers and their Affiliates (excluding, for the avoidance of doubt, the entities listed on Schedule 2.2(d)), including bunkering vessels and tankers.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law, including any other Law of any jurisdiction relating to plant closings or mass layoffs.

1.2          Interpretation.

(a)          Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)          Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)          A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d)          A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e)          All references to “$” and dollars shall be deemed to refer to United States currency.

(f)          All references to any financial or accounting terms shall be defined in accordance with GAAP.

(g)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Disclosure Schedules and exhibit references are to this Agreement unless otherwise specified. All article, section, paragraph, schedules and exhibit references used in this Agreement are to articles, sections, paragraphs, schedules and exhibits to this Agreement unless otherwise specified.

(h)          The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(i)          When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references herein to time are references to New York City time, unless otherwise specified herein.

(j)          If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(k)          A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended or supplemented, except to the extent prohibited by this Agreement or that other agreement or document.

(l)          Exhibits, Schedules and Annexes to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

ARTICLE 2
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1          Assets to be Acquired. Subject to the entry of the Sale Order, and the terms and conditions of this Agreement and the Sale Order, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer (or one or more Affiliates of Buyer, as designated by Buyer in writing to Aegean prior to the Sale Hearing), and Buyer (or one or more Affiliates of Buyer, as designated by Buyer in writing to Aegean prior to the Sale Hearing) shall purchase, acquire and accept, all of the right, title and interest, free and clear of all Liens (other than Liens included in the Assumed Liabilities and Permitted Liens or as otherwise set forth in the Sale Order), of Sellers in each and all of the Acquired Assets. “Acquired Assets” shall mean all properties, assets and rights of every nature, tangible and intangible, of Sellers, real or personal, now existing or hereafter acquired, whether or not reflected on the books or financial statements of Sellers as the same shall exist on the Closing Date that are used or held for use in or relating to the Business (other than the Excluded Assets), including the following assets:

(a)          (i) all right, title and interest of Sellers in the real property set forth on Schedule 2.1(a)-1, together with all buildings, structures, fixtures, and improvements erected thereon, including the Facilities, and all rights, privileges, easements, licenses and other appurtenances relating thereto (the “Owned Real Property”) and (ii) all right, title and leasehold interest of Sellers in the real property set forth on Schedule 2.1(a)-2, together with all buildings, structures, fixtures, and improvements erected thereon, including the Facilities, and all rights, privileges, easements, licenses and other appurtenances relating thereto (the “Leased Real Property”);

(b)          all Avoidance Actions;

(c)          all (i) Sellers’ owned equipment (including cars, trucks, fork lifts, tanks and other industrial vehicles), machinery, furniture, spare parts, fixtures and improvements and tooling used or held for use in the Business (the “Owned Machinery and Equipment”), (ii) rights of Sellers to the equipment (including cars, trucks, fork lifts and other industrial vehicles), machinery, furniture, spare parts, fixtures and improvements and tooling which are leased pursuant to an Assumed Contract (the “Leased Machinery and Equipment” and collectively with the Owned Machinery and Equipment, the “Machinery and Equipment”), and (iii) rights of Sellers to the warranties, express or implied, and licenses received from manufacturers and sellers of the Machinery and Equipment;

(d)          those leases (including leases and subleases of Acquired Real Property and of Machinery and Equipment) and other Contracts (together with all of Seller’s deposits thereunder) entered into by any Seller and used or held for use in or relating to the Business, in each case listed on Schedule 2.1(d) (collectively, the “Assumed Contracts”);

(e)          all Permits relating to the ownership or operation of the Facilities, the Business or the Vessels (excluding those Permits held by Acquired Companies), including, those Permits listed on Schedule 2.1(e), but only if and to the extent that such Permits are transferable by Sellers to Buyer by assignment or otherwise (including upon request or application to a Governmental Entity, or which will pass to Buyer as successor in title to the Acquired Assets by operation of Law) (the “Transferable Permits”);

(f)          all inventory (including in transit), finished goods, raw materials, work in progress, packaging, supplies, parts, components and other inventories used or intended to be used in connection with the Business (including the manufacture, sale or distribution of products) (collectively, “Inventory”);

(g)          all accounts receivable relating to the Business;

(h)          except as set forth in Sections 2.2(c) and (g), and subject to the right of Sellers to retain copies (at their expense) for their use, all books, accounting records, operating records, engineering designs, blueprints, as-built plans, specifications, procedures, studies, reports and equipment repair, safety, maintenance or service records of any Seller used or held for use in or relating to the operation of the Facilities and/or the Business (“Records”) and all files relating to compliance with Environmental Laws, Permits issued pursuant to Environmental Laws, and files related to the environmental condition of, or release of Hazardous Materials from, the Facilities, the Business or the Vessels, in each case in the possession of any Seller and whether in hard or electronic format;

(i)          all right, title or interest in and to (i) all Intellectual Property used or held for use in or relating to the Business and (ii) the IT Assets used or held for use in or relating to the Business;

(j)          all goodwill associated with the Business, the Acquired Assets and the Assumed Liabilities;

(k)          all deposits and prepaid expenses of Sellers, including (i) security deposits with third party suppliers, vendors, service providers or landlord and lease and rental payments, (ii) tenant reimbursements, (iii) prepaid Property Taxes, and (iv) pre-payments;

(l)          all cash and cash equivalents, securities, security entitlements, instruments and other investments of Sellers and all bank accounts and securities accounts, including any cash collateral that is collateralizing any letters of credit, or any obligation with respect thereto;

(m)          (i) all assets and rights of every nature (A) under or relating to the Joined Collective Bargaining Agreements in respect of Transferred Employees with respect to the period from and after the Closing and (B) in respect of the Assumed Benefit Plans and the Assumed Collective Bargaining Agreements, in each case including all associated funding media, assets, reserves, credits and service agreements and all documents created, filed or maintained in connection therewith, together with any applicable insurance policies related thereto, (ii) those portions of employment, personnel and compensation records relating to the Transferred Employees that can be transferred to Buyer or one of its Affiliates under applicable Law, and (iii) all assets and rights of every nature related to or in respect of the Legal Employee Liabilities;

(n)          all rights, Claims, credits, or rights of set off and/or recoupment, equity rights or defenses that Sellers may have (i) against third parties, including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties, other than any Claims (A) contemplated by Section 2.2(l) or (B) against professionals and other service providers, and (ii) with respect to any Assumed Liabilities;

(o)          all insurance policies and binders and all Claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders, in each case to the extent related to an Acquired Asset;

(p)          all shares of capital stock or other equity interests of the Persons set forth on Schedule 2.1(p) (the “Acquired Companies”) or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Acquired Company;

(q)          all of the Acquired Companies’ certificate of incorporation and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of any Acquired Company as a corporation, limited liability company or other entity;

(r)          all rights to refunds of Taxes paid by any Seller; and

(s)          all Purchased Claims of Sellers.

2.2          Excluded Assets. The Acquired Assets do not include Sellers’ right, title or interest in or to any of the following properties and assets of Sellers (collectively, the “Excluded Assets”):

(a)          each Seller’s rights under this Agreement (including the right to receive the Purchase Price);

(b)          except with respect to the Acquired Companies, all of Sellers’ or any of their respective Affiliates’ certificates of incorporation and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of any Seller or any of its Affiliates as a corporation, limited liability company or other entity;

(c)          all Records related to Taxes paid or payable by any Seller or any of its Affiliates, provided that Buyer shall be entitled to copies of Property Tax Returns relating to the Acquired Assets and copies of all Tax Returns of the Acquired Companies;

(d)          except with respect to the Acquired Companies, all shares of capital stock or other equity interests of any Seller or any of its Affiliates or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or any of its Affiliates, including the entities listed on Schedule 2.2(d);

(e)          all properties, assets (including vessels) and rights of every nature of the entities listed on Schedule 2.2(d);

(f)          any (i) confidential personnel and medical records pertaining to any employees of Sellers or any of their respective Affiliates or (ii) other Records, in either case, that Sellers and their respective Affiliates are required by Law to retain, including Tax Returns, taxpayer and other identification numbers, financial statements and corporate or other entity filings; provided that, to the extent permitted by applicable Law, Buyer shall have the right to obtain copies of any portions of such retained Records and documents to the extent that such portions materially relate to the Business or any Acquired Asset or are otherwise necessary for Buyer to comply with applicable Law;

(g)          any documents and agreements relating to the Chapter 11 Cases or to the sale or other disposition of the Business, the Acquired Assets or any other asset of any Seller or any of its Affiliates other than those to be delivered to Buyer in accordance with this Agreement;

(h)          (i) all assets and rights of every nature (A) under or relating to the Retained Collective Bargaining Agreements in respect of (I) any current or former employees of any Seller or any Subsidiary of any Seller who are not Transferred Employees and (II) any Transferred Employee with respect to the pre-Closing period, and (B) in respect of the Benefit Plans or portions thereof which are not Assumed Benefit Plans (the “Retained Benefit Plans”), in each case including all associated funding media, assets, reserves, credits and service agreements, and all documents created, filed or maintained in connection therewith, together with any applicable insurance policies related thereto, (ii) all employment, personnel and compensation records relating to any current or former employee of any Seller or any Subsidiary of any Seller who is not, and does not become, a Transferred Employee, and (iii) those portions of employment, personnel and compensation records relating to the Transferred Employees that cannot be transferred to Buyer or one of its Affiliates under applicable Law;

(i)          all Permits and pending applications therefor to the extent related solely to any other Excluded Asset or the Excluded Liabilities;

(j)          all prepayments, good faith and other bid deposits submitted by any third party under the terms of the Bidding Procedures Order;

(k)          all Claims that Sellers or any of their respective Affiliates may have against any third Person solely with respect to any Excluded Assets or Excluded Liabilities, including all Claims against all professionals and services providers (other than as provided in Section 2.1(r));

(l)          the bank accounts listed on Schedule 2.2(l) (but without limitation to Section 2.1(l) for the cash in such accounts); and

(m)          the Contracts set forth on Schedule 2.2(m).

2.3          Liabilities to be Assumed by Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall assign to Buyer (or one or more Affiliates of Buyer, as designated by Buyer in writing to Sellers prior to the submission of the Sale Order) and Buyer (or one or more Affiliates of Buyer, as designated by Buyer in writing to Sellers prior to the submission of the Sale Order) shall assume from Sellers and pay when due, perform and discharge, in due course, without duplication, each of the Assumed Liabilities. “Assumed Liabilities” shall mean solely the following Liabilities:

(a)          all Liabilities of Sellers under each of the Assumed Contracts, exclusive of any Liability arising from or related to a violation of Law occurring prior to the Closing Date;

(b)          all trade and vendor accounts payables under each of the Assumed Contracts;

(c)          all Liabilities relating to any environmental, health or safety matter, including Liabilities arising under any Environmental Laws or relating to the release of Hazardous Materials, arising out of or relating to the operation of the Business or leasing, ownership or operation of the Acquired Assets, including the Acquired Real Property (and any off-site waste disposal facilities), occurring after the Closing, except any Excluded Liabilities;

(d)          (i) subject to Sellers’ compliance with Section 6.7(j), all Liabilities under the WARN Act with respect to Seller Employees to the extent such Liabilities arise on or following the Closing as a direct result of any termination of the employment of any Transferred Employee(s) by Buyer or its Subsidiaries, and (ii) all Liabilities related to the Transferred Employees (A) in respect of the pre-Closing period which transfer to Buyer or one of its Affiliates by operation of Law (including the Transfer Regulations) in connection with the Transactions (all Liabilities captured by this clause (A), together with any Benefit Plans or portions thereof that Buyer is required to assume by applicable Law, the “Legal Employee Liabilities”), or (B) first incurred during the period beginning immediately following the Closing, including under the WARN Act ((i) and (ii) collectively, the “Assumed Employee Liabilities”);

(e)          all Liabilities (i) under or relating to the Joined Collective Bargaining Agreements in respect of Transferred Employees with respect to the period from and after the Closing or otherwise to the extent required by applicable Law or Joined Collective Bargaining Agreements, and (ii) under the Assumed Benefit Plans and the Assumed Collective Bargaining Agreements;

(f)          all Liabilities related to Property Taxes imposed upon or assessed directly against the Acquired Assets for the Proration Period beginning after the Closing Date;

(g)          all Liabilities of the Acquired Companies, whether arising before, on or after the Closing, including all Indebtedness with respect to the Vessels; and

(h)          for avoidance of doubt, all Liabilities relating to or arising out of the ownership or operation of the Facilities, the Business or any Acquired Asset from and after the Closing, except in each case, any Excluded Liabilities.

2.4          Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not and does not assume, and shall be deemed not to have assumed, any Liabilities of Sellers (other than with respect to the Acquired Companies, for which, for the avoidance of doubt, Buyer shall assume, and be deemed to have assumed, all Liabilities) whatsoever relating to or arising out of any of the following (collectively, the “Excluded Liabilities”):

(a)          all costs and expenses incurred or to be incurred by Sellers in connection with this Agreement and the consummation of the Transactions;

(b)          all Liabilities relating to or arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(c)          all (i) Liabilities relating to any environmental matter arising out of or relating to the operation of the Business or leasing, ownership or operation of the Acquired Real Property prior to the Closing (ii) fines or penalties assessed as a result of any noncompliance with Environmental Law prior to Closing related to the Facilities, the Business or any Acquired Asset and (iii) Liabilities arising out of, relating to, in respect or connection with disposal or release of Hazardous Materials prior to Closing by Sellers at any location that is not an Acquired Real Property, including any location formerly owned, operated or leased by any Seller, whether any such Liability described in clauses (i), (ii) and (iii) first arises prior to or after Closing;

(d)          all fines, penalties or other Liabilities assessed by a Governmental Entity as a result of any noncompliance with applicable Law, including with respect to filings with the SEC;

(e)          all third party Liabilities for toxic torts arising as a result of or in connection with loss of life or injury to Persons (whether or not such loss or injury was made manifest on or after the Closing Date) caused or allegedly caused by exposure, prior to the Closing Date, to Hazardous Materials related to the Facilities, the Business or any Acquired Asset, including any Hazardous Materials present at, on, in, under adjacent to or migrating from the Acquired Assets;

(f)          all Liabilities related to any current or former employee of any Seller of any Subsidiary of any Seller which are not Assumed Employee Liabilities, including all severance and termination costs (including any Liabilities or obligations pursuant to the WARN Act);

(g)          all Liabilities (i) under or relating to the Retained Collective Bargaining Agreements in respect of (A) any current or former employees of any Seller or any Subsidiary of any Seller who are not Transferred Employees and (B) any Transferred Employee with respect to the pre-Closing period, and (ii) in respect of the Retained Benefit Plans;

(h)          all Liabilities for (x) any and all Taxes of Sellers (including any Liability of Sellers for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise) except for Taxes for which Buyer is liable pursuant to Section 2.3(f), and (y) Property Taxes imposed upon or assessed directly against the Acquired Assets that are properly allocable to portion of the Proration Period ending on the Closing Date;

(i)          all Liabilities arising out of, concerning, in connection with, or relating to the events, circumstances, and conduct described in the June 4, 2018, Form 6-K disclosure of Aegean, concerning improper accounting for or recordation of accounts receivable, including any misstated accounting records, misappropriation of funds, or any related actions or conspiracy to defraud or injure Aegean or its investors or any other person;

(j)          all Liabilities arising out of, concerning, in connection with, or relating to any payments or invoices concerning the construction and maintenance of the Aegean terminal in Fujairah; and

(k)          all Liabilities arising out of, concerning, in connection with, or relating to the Proceedings listed in Schedule 4.9.

2.5          Non-Assignment of Assumed Contracts.

(a)          Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Acquired Asset if, after giving effect to sections 363 and 365 of the Bankruptcy Code, (i) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder and (ii) the Bankruptcy Court has not entered an Order that, in Buyer’s reasonable judgment, is enforceable with respect to such Acquired Asset providing that such Necessary Consent is not required. In such event, Sellers will use their commercially reasonable efforts, and at Buyer’s expense, to obtain the Necessary Consents with respect to any such Acquired Asset or any Claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request; provided, however, that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested, other than to the extent any such consideration is otherwise required under applicable Law for purposes of obtaining such Necessary Consent. If such Necessary Consent has not been obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any Seller thereunder so that Buyer would not in fact receive all such rights, such Seller and Buyer will cooperate in a mutually agreeable arrangement (the “Alternative Arrangement”), to the extent feasible (taking into account the pendency of the Chapter 11 Cases), under which Buyer, at Buyer’s expense, would obtain from such Seller the benefits and assume the obligations thereunder in accordance with this Agreement, including such Seller subcontracting, sub-licensing or sub-leasing to Buyer, or under which Buyer would assume such benefits and such Seller would enforce, for the benefit of Buyer such Seller’s obligations and any and all rights of such Seller against a third party thereto. Sellers shall hold in trust for, and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers derived from their use of any such Acquired Asset or any Claim or right or any benefit arising under the Alternative Arrangement. Once any such Necessary Consent is obtained, Sellers shall promptly transfer, assign, convey and deliver such Acquired Asset and all Claims, right and benefits arising thereunder at no additional cost to Buyer and Sellers and Buyer shall terminate the Alternative Arrangement in all respects.

(b)          Subject to Section 2.5(a), if after the Closing (i) Buyer or any of its Affiliates holds any Excluded Assets or Excluded Liabilities or (ii) any Seller or any of their Affiliates holds any Acquired Assets or Assumed Liabilities, Buyer or the applicable Seller, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other party. Prior to any such transfer, the party receiving or possessing any such asset will hold it in trust for such other party.

2.6          Identification of Assumed Contracts and Acquired Companies.

(a)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the date that (i) is five (5) Business Days prior to the anticipated Closing Date, Buyer will be entitled, in its sole discretion, to designate any Contract of Sellers as an Excluded Asset by providing written notice thereof to Sellers and any Contract so designated will be deemed to be an “Excluded Asset” (and not an “Assumed Contract”) for all purposes hereunder and (ii) is five (5) Business Days prior to the anticipated Closing Date, Buyer will be entitled, in its sole discretion, to designate any Contract of Sellers as an Assumed Contract by providing written notice thereof to Sellers and any Contract so designated will be deemed to be an “Assumed Contract” and “Acquired Asset” (and not an “Excluded Asset”) for all purposes hereunder. Any Assumed Contract that is designated as an Excluded Asset in accordance with the foregoing sentence shall not be assumed and assigned to Buyer in accordance with Section 6.10; any Assumed Contract that is designated as an Acquired Asset in accordance with the foregoing sentence shall be assumed and assigned to Buyer in accordance with Section 6.10. Sellers will give written notice to Buyer prior to the submission by any Seller of any motion in its Chapter 11 Case or the Chapter 11 Cases to reject any Contract used or held for use in the Business and provide Buyer with an opportunity to designate such Contract as either an Assumed Contract or Excluded Asset; provided that in no event will any Seller reject or seek to reject any Contract used or held for use in the Business prior to the date that is five (5) Business Days prior to the anticipated Closing Date unless prior written approval has been obtained from Buyer.

(b)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the date that is five (5) Business Days prior to the anticipated Closing Date, Buyer will be entitled, upon a determination in its reasonable discretion that an Acquired Company holds material Liabilities that were not disclosed to Buyer on or prior to the Agreement Date, to require Sellers to remove from the list of Acquired Companies any such Acquired Company (provided, however, that notwithstanding the foregoing, Buyer shall be entitled to require Sellers to remove from the list of Acquired Companies the Fujairah Entity for any reason in Buyer’s sole determination), and (i) the equity interests in any such entity so removed will constitute an Excluded Asset, (ii) any such entity shall file a voluntary petition to be added to the Chapter 11 Cases as a “Debtor” thereunder and (iii) such entity shall execute such documents as are necessary to become a Seller hereunder and the applicable assets of such entity shall be either Acquired Assets or Excluded Assets hereunder, as determined by Buyer in its sole and absolute discretion.

ARTICLE 3
CLOSING; PURCHASE PRICE

3.1          Closing; Transfer of Possession; Certain Deliveries.

(a)          The consummation of the Transactions (the “Closing”) shall take place on the second Business Day after the satisfaction of all of the conditions set forth in Article 7 (or the waiver thereof by the Party entitled to waive that condition) or on such other date as the Parties hereto shall mutually agree. The Closing shall be held at the offices of Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, NY 10005, at 10:00 a.m., local time, unless the Parties hereto otherwise agree. The actual date of the Closing is herein called the “Closing Date.” For purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at 12:01 A.M. on the Closing Date.

(b)          At the Closing, Sellers shall deliver to Buyer:

(i)          a duly executed bill of sale, in a form mutually agreed to by the Parties, transferring the Acquired Assets to Buyer;

(ii)         the duly executed Assignment and Assumption Agreement;

(iii)        duly executed quitclaim deeds (the “Deeds”) in a form reasonably satisfactory to Sellers and Buyer containing such covenants, if any, as may be required by statute, so as to convey to Buyer fee simple absolute title to the Owned Real Property, free of all title exceptions other than Permitted Liens, all as required by this Agreement, which Deeds shall be in recordable form, duly executed and acknowledged;

(iv)        for each Seller (or if any Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) that is a U.S. Person, a duly executed FIRPTA Affidavit from each such Seller (or, if such Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner); and

(v)         duly executed lease assignments in a form reasonably satisfactory to Sellers and Buyer or Sale Order or Orders of the Bankruptcy Court as shall be required to convey to Buyer all of Sellers’ interests in respect of the Leased Real Property, which lease assignments shall be in recordable form, duly executed and acknowledged.

(c)          At the Closing, Buyer shall deliver to Sellers:

(i)          the Purchase Price in accordance with the provisions of Section 3.3; and

(ii)         the duly executed Assignment and Assumption Agreement.

3.2          [Reserved].

3.3          Consideration.

(a)          Purchase Price. The aggregate consideration for the Acquired Assets (the “Purchase Price”) shall be (i) $474,000,000.00 plus the Additional Administrative Costs, if any (the “Base Purchase Price”), and (ii) the assumption of the Assumed Liabilities. The consideration for the Base Purchase Price shall consist of (A) the discharge of all of the then outstanding obligations under the U.S. Borrowing Base, the Global Borrowing Base and the DIP Facility which is anticipated to equal to $459,000,000.00 (the “Credit Bid Consideration”), and (B) an amount of cash equal to $15,000,000.00 plus the Additional Administrative Costs, if any (the “Cash Consideration”); provided, however, that if the Credit Bid Consideration is less than $459,000,0000, solely as a result of the borrowers under the DIP Facility not having borrowed the full amounts available thereunder (the difference between $459,000,000 and the actual Credit Bid Consideration, the “Additional Amount”), then the Cash Consideration amount will be increased by the Additional Amount.

(b)          Payment of Cash Consideration. On the Closing Date, the Cash Consideration shall be paid to Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers before the Closing. For the avoidance of doubt, Buyer and its Affiliates will have no claims against the Cash Consideration under any circumstances and hereby waive any right thereto.

(c)          Payment of the Credit Bid Consideration. On the Closing Date, Buyer will satisfy the Credit Bid Consideration by releasing to Sellers from Indebtedness under the U.S. Borrowing Base, the Global Borrowing Base and the DIP Facility and any other documents or agreements entered into therewith in an amount equal to the Credit Bid Consideration, which amount shall be payable by means of a dollar-for-dollar credit against the amount of such Indebtedness.

3.4          Allocation of Purchase Price. (i) The sum of the Purchase Price and the amount of the Assumed Liabilities (to the extent properly taken into account under the Code) shall be allocated between Sellers and (ii), with respects to amounts allocated to Sellers that are U.S. Persons, the amount allocated to the Acquired Assets sold by each such Seller shall be further allocated among such Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Allocation shall be delivered by Buyer to Sellers within ninety (90) days after the Closing. Sellers will have the right to raise reasonable objections to the Allocation within thirty (30) days after Buyer’s delivery thereof, in which event Buyer and Sellers will negotiate in good faith to resolve such dispute. If Buyer and Sellers cannot resolve such dispute within fifteen (15) days after Sellers notify Buyer of such objections, such dispute with respect to the Allocation shall be resolved promptly by the Neutral Accountant, the costs of which shall be shared in equal amounts by Buyer, on the one hand, and Sellers, on the other hand. The decision of the Neutral Accountant in respect of the Allocation shall be final and binding upon Buyer and Sellers. Buyer and Sellers shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation absent a change in Law; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation. Buyer and Sellers shall promptly notify and provide the other with reasonable assistance in the event of an examination, audit, or other proceeding relating to Taxes regarding the Allocation of the Purchase Price pursuant to this section. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

3.5          Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Laws. If Buyer so withholds any such amounts and pays such amounts over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which Buyer made such deduction and withholding. Notwithstanding the foregoing, if Buyer intends to withhold under this Section 3.5 on any amounts payable pursuant to this Agreement, Buyer shall use commercially reasonable efforts to give the Person with respect to whom it intends to withhold at least five (5) days written notice of such intention and cooperate with such Person to reduce any potential withholding, and Buyer shall accept any relevant forms establishing an entitlement to reduced withholding.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except (a) as disclosed in Sellers SEC Documents publicly filed or furnished since January 1, 2015 and prior to the Agreement Date (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and, provided, that in no event shall any disclosure in any Sellers SEC Document qualify or limit the representations and warranties of Sellers set forth in Section 4.1 (Organization), Section 4.2 (Subsidiaries) and Section 4.3 (Due Authorization, Execution and Delivery; Enforceability)) and (b) as set forth in the Disclosure Schedules, Sellers jointly and severally hereby represent and warrant to Buyer, as of the Agreement Date as follows:

4.1          Organization.

(a)          Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease, develop and operate the Acquired Assets and to carry on the Business as now being conducted.

(b)          Each Seller (i) is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the Laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the Business makes such qualification or license necessary, except where any such failure to be so qualified or licensed, individually in the aggregate, would not result in a Sellers Material Adverse Effect; and (ii) pursuant to Sections 1107 and 1108 of the Bankruptcy Code and the Orders of the Bankruptcy Court, has all necessary corporate or limited liability company power and authority to own and operate its properties, to lease the property it operates under lease and to conduct the Business as debtor in possession.

4.2          Subsidiaries. Schedule 4.2 sets forth a true, correct and complete list of (i) the name of each direct or indirect Subsidiary of Aegean (each an “Aegean Subsidiary”), (ii) the jurisdiction of organization of each such Aegean Subsidiary and (iii) the ownership of each such Aegean Subsidiary. The Aegean Subsidiaries constitute all of the direct or indirect Subsidiaries of Aegean. None of the Acquired Companies owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on Schedule 4.2. Except as set forth on Schedule 4.2, each of the Aegean Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where any such failure to be so qualified or licensed, individually or in the aggregate, would not be material to the Business. Sellers have made available to Buyer prior to the date hereof true, correct and complete copies of each Aegean Subsidiaries’ respective organizational documents, in each case, as amended and in effect as of the Agreement Date. With respect to each Aegean Subsidiary set forth on Schedule 4.2, no such Aegean Subsidiary has any stock, partnership interest or joint venture interest or other equity ownership interest authorized, issued or outstanding other than as set forth on Schedule 4.2. There are no agreements or other obligations (contingent or otherwise) which require any Aegean Subsidiary to issue or sell any stock, partnership interest or joint venture interest or other equity ownership interest, or to repurchase or otherwise acquire any of such Aegean Subsidiary’s stock, partnership interest or joint venture interest or other equity ownership interest. Except as set forth on Schedule 4.2, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the stock, partnership interest or joint venture interest or other equity ownership interest of any Aegean Subsidiary.

4.3          Due Authorization, Execution and Delivery; Enforceability. Each Seller has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder (subject to the entry of the Bidding Procedures Order and, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). The execution, delivery and performance by each of Sellers of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of each such Seller and no other corporate or limited liability company action, as applicable, on the part of each such Seller is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). This Agreement and the other Transaction Documents to which each of Sellers is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by each such Seller and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than such Seller) constitute (or will constitute) valid and binding obligations of each such Seller enforceable against each such Seller in accordance with their terms (subject to the entry of the Bidding Procedures Order and, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order).

4.4          Consents. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity or other Person is required by any Seller with respect to such Sellers’ execution and delivery of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) as may be required under the HSR Act, (b) such notices to, consents, approvals or authorization of or designation, declaration or filing with any Governmental Entity required pursuant to Section 7.1(e), (c) the Necessary Consents set forth on Schedule 4.4(c), (d) the Sale Order having been entered by the Bankruptcy Court, and (e) notices, filings and consents required in connection with the Chapter 11 Cases.

4.5          No Conflicts. Subject to the receipt of the approvals of the Governmental Entities required pursuant to Section 7.1(e), the Necessary Consents set forth on Schedule 4.4(c) and the Sale Order having been entered by the Bankruptcy Court, the execution, delivery and performance by such Seller of any Transaction Document to which such Seller is (or will become at Closing) a party, and the consummation of the Transactions does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Assumed Contract, or any Contract in which an Acquired Company is a party, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clause (c), as would not, individually or in the aggregate, result in a Sellers Material Adverse Effect.

4.6          [Reserved].

4.7          Title to Acquired Real Property.

(a)          Schedule 4.7(a) sets forth a true, correct and complete list of all material real property owned in whole or in part (and states the ownership percentage of all partially Owned Real Property) by Sellers and used in connection with the Business or otherwise constituting an Acquired Asset. With respect to the Owned Real Property and the Acquired Company Owned Real Property: (i) the applicable Seller or Acquired Company has good and marketable title, free and clear of all Liens other than Permitted Liens; (ii) neither Sellers nor the Acquired Companies have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or Acquired Company Owned Real Property or any material portion thereof which is still in effect, other than the granting of Permitted Liens; and (iii) neither Sellers nor the Acquired Companies have granted any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase such Owned Real Property or Acquired Company Owned Real Property other than the granting of Permitted Liens.

(b)          Schedule 4.7(b) sets forth a true, correct and complete list of all material leases, ground leases, subleases, licenses, options or other agreements related to Leased Real Property. Each lease, ground lease, sublease, license, option or other agreement related to the Leased Real Property and the Acquired Company Leased Real Property to which any Seller or Acquired Company is a party is a legal, valid, binding and enforceable obligation of the applicable Seller and Acquired Company and, each such lease, ground lease, sublease, license, option or other agreement is in full force and effect. Sellers and the Acquired Companies are not in material default under any such leases, ground leases, subleases, licenses, options or other agreements, and no condition exists which (with notice or lapse of time or both) would constitute a material default by any Seller thereunder or, to the Knowledge of Sellers, by the other parties thereto. Neither Sellers nor the Acquired Companies have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither Sellers nor the Acquired Company have collaterally assigned or granted any other security interest in the Leased Real Property or Acquired Company Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property or Acquired Company Leased Real Property created by, through or under Sellers or the Acquired Companies, and to the Knowledge of Sellers, there exists no other Liens affecting any leasehold interest with respect to the Leased Real Property or Acquired Company Leased Real Property.

(c)          Except as would not reasonably be material to Sellers, the Acquired Companies or the Business, individually or in the aggregate, all of the Acquired Real Property and Acquired Company Real Property and buildings, fixtures and improvements thereon are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring repairs, alterations or corrections. There is no pending, or to the Knowledge of Sellers, proposed Proceeding to change or redefine the zoning classification of all or any portion of the Acquired Real Property or Acquired Company Real Property.

(d)          There is no pending or, to the Knowledge of Sellers, threatened appropriation, condemnation, expropriation, eminent domain or similar Proceeding materially affecting the Acquired Real Property, the Acquired Company Real Property or any part thereof.

4.8          Title to Acquired Assets other than Acquired Real Property; Sufficiency. Except for Permitted Liens, Sellers have good and valid title to the Acquired Assets (other than the Acquired Real Property, which is addressed in Section 4.7). No Subsidiaries or Affiliates of Aegean, other than Sellers and the Acquired Companies, hold any material assets, other than Excluded Assets, used or held for use in, and necessary for, the operation of the Business as presently operated.

4.9          Litigation; Orders. Except as set forth on Schedule 4.9 (a) there are no material Proceedings pending or, to the Knowledge of Sellers, threatened against or affecting any Seller, the Acquired Assets or the Business (other than the Chapter 11 Cases) and (b) Sellers and the Acquired Companies are not subject to any material outstanding Order (other than those issued in relation to the Chapter 11 Cases). To the Knowledge of Sellers, no Subsidiary of Aegean that is not a Seller possesses any Purchased Claims.

4.10        Employment and ERISA Matters.

(a)          Schedule 4.10(a) sets forth a complete and accurate list of each employee of any Seller or any Subsidiary of any Seller (each, a “Seller Employee”), together with each Seller Employee’s work location and base compensation (as a salary or hourly rate, as applicable).

(b)          Schedule 4.10(b) sets forth a complete and accurate list of each Collective Bargaining Agreement. With respect to each Collective Bargaining Agreement, Sellers have delivered or made available to Buyer true and complete copies of the Collective Bargaining Agreement and any amendments thereto, and any related agreements, side letters, or similar documents.

(c)          Except as set forth on Schedule 4.10(c), (i) no Seller or any Subsidiary of any Seller has experienced, nor, to the Knowledge of Sellers, has there been any threat of, any labor strike, work stoppage, slowdown, lockout, concerted refusal to work overtime or other similar labor disruption or other dispute against any Seller or any Subsidiary of any Seller since January 1, 2015 and, to the Knowledge of Sellers, none of the foregoing is currently pending or threatened; (ii) since January 1, 2015, no Seller or any Subsidiary of any Seller has received written notice from any Governmental Entity of any charge, complaint or Proceeding pending or threatened before or by the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other Governmental Entity with respect to any its employees or other service providers; (iii) no Proceeding arising out of or under any Collective Bargaining Agreement or any Law pertaining to labor or employment is pending or, to the Knowledge of Sellers, threatened against any Seller or any Subsidiary of any Seller; (iv) each Seller and each Subsidiary of each Seller is and has at all times been in compliance in all material respects with the Collective Bargaining Agreements; (v) other than pursuant to the Collective Bargaining Agreements, to the Knowledge of Sellers, no union organizational campaign is pending or threatened with respect to any employee of any Seller or any Subsidiary of any Seller; and (vi) to the Knowledge of Sellers, since January 1, 2015, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representative or other representative body to represent any employee of any Seller or any Subsidiary of any Seller.

(d)          Each Seller and each Subsidiary of each Seller is, and has at all times during the past six years been, in compliance in all material respects with all applicable Laws pertaining to labor and employment, including Laws pertaining to terms and conditions of employment, collective bargaining, overtime eligibility classifications, wages, immigration, data privacy, hours of work, withholding, discrimination, immigration and occupational safety and health. All employees and other service providers of Sellers and their respective Subsidiaries are and have been correctly classified as employees, independent contractors or otherwise for all purposes.

(e)          Schedule 4.10(e) sets forth a true and complete list of all material U.S. Benefit Plans. With respect to each Benefit Plan, Sellers have delivered or made available to Buyer true and complete copies of the plan documents and any amendments thereto, any related trust or other funding vehicle, annual reports required to be filed with any Governmental Entity with respect to such plan, actuarial reports, funding and financial information returns and statements, plan summaries or summary plan descriptions, summary annual reports, booklets and personnel manuals, administrative service agreements, and any other reports or summaries required under ERISA, the Code, or other Laws and the most recent determination letter or approval letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401(a) or 501(c)(9) of the Code.

(f)          Each Benefit Plan and related trust or funding vehicle is, and has at all times during the past six years been, in compliance in all material respects with and operated in compliance in all material respects with all applicable Laws, including ERISA and the Code and, to the Knowledge of Sellers, no event or condition has occurred or is occurring that could reasonably be expected to result in any such material noncompliance. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or any Collective Bargaining Agreement, or pursuant to any applicable Law, have been timely paid in all material respects in accordance with such requirement(s). There is no pending or, to the Knowledge of Sellers, threatened action, Claim or Proceeding relating to a Benefit Plan or the assets thereof (other than routine Claims for benefits in the Ordinary Course of Business) that would reasonably be expected to result in material liability to Sellers.

(g)          Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, is entitled to rely on a favorable opinion letter from the Internal Revenue Service to the prototype plan sponsor. To the Knowledge of Sellers, no fact or event has occurred that could adversely affect the qualified status of any such Qualified Benefit Plan or the exempt status of any related trust.

(h)          No Seller, no Subsidiary of any Seller and no ERISA Affiliate contributes to, has contributed to, has ever had an obligation to contribute to, or has or could reasonably be expected to have any Liabilities with respect to: (i) a plan subject to Title IV of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) a Multiemployer Plan; (iii) a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code); or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the assets of any Benefit Plan are invested in employer securities or employer real property.

(i)          Any Benefit Plan (whether or not subject to the Laws of the United States) providing retirement, pension or any similar or other payments or benefits has been funded in compliance in all material respects with all applicable Laws and the terms of such Benefit Plan.

(j)          Other than as required under Section 4980B of the Code or other similar applicable Law, no Seller and no Subsidiary of any Seller has any obligation to provide (or Liabilities with respect to) benefits or coverage in the nature of health, life, death or disability insurance following retirement or other termination of employment or service.

(k)          Neither the entry into this Agreement nor the consummation of the Transactions (either alone or in combination with any other event, condition or circumstance) will: (i) result in the payment or provision to any current or former employee, manager, director or consultant of any Seller or any Subsidiary of any Seller of any money, benefits or other property in the nature of compensation from any Seller or any Affiliate of any Seller (or pursuant to any Benefit Plan), or any increase in any of the foregoing; (ii) accelerate the vesting or payment timing of, or provide any additional compensatory rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee, manager, director or consultant of any Seller or any Subsidiary of any Seller from any Seller or any Affiliate of any Seller (or pursuant to any Benefit Plan); or (iii) limit or restrict the ability of any Person to merge, amend or terminate any Benefit Plan of which all or a portion thereof is or becomes an Assumed Benefit Plan.

(l)          No payments or benefits payable, as a result of or in connection with this Agreement or the consummation of the Transactions (whether alone or in combination with any other event, condition or circumstance, including any subsequent termination of employment or service), to any Person will be either subject to an excise Tax or non-deductible under Section 4999 or 280G, respectively, of the Code.

(m)          With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, (i) the terms of such arrangement have at all relevant times been in compliance in all material respects with, and (ii) such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance in all material respects with, Section 409A of the Code and all applicable guidance thereunder.

(n)          No Benefit Plan provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

4.11        Environmental.

(a)          None of the real properties currently or formerly owned, leased or operated by or on behalf of any Seller or Acquired Company (including soil and groundwater under such real properties) (the “Properties”) and none of the Vessels, in each case that are part of the Business, is the subject of any pending or, to the Knowledge of Sellers, threatened Proceeding by any Governmental Entity or any other Person regarding a release of any Hazardous Materials. To the Knowledge of Sellers, Hazardous Materials have not been stored, used, or released by any Seller or any Acquired Company or in a quantity or manner at, from or on any Property or Vessel or at any off-site location, which, individually or in the aggregate, would reasonably be expected to result in any material Liability of any Seller or any Acquired Company with respect to the Acquired Assets and the properties and assets of the Acquired Companies to pay for or perform any remedial action.

(b)          Sellers and the Acquired Companies, with respect to the Business, have not received any written notice from any Governmental Entity or any other Person regarding any pending or threatened Proceedings or other material Liability regarding the release or disposal of Hazardous Materials or any actual or alleged material violation of or other material Liability under Environmental Laws.

(c)          No Seller or Acquired Company, with respect to the Business, has any unresolved material Liability in connection with any release of any Hazardous Materials into the environment or with compliance with Environmental Laws.

(d)          Sellers have delivered or made available to Buyer copies of all material environmental reports, audits, and assessments prepared by or for Sellers or their Affiliates that are in Sellers’ possession or reasonable control, as well as all material correspondence with Governmental Entities or other Persons relating to material environmental conditions or other material environmental matters at any Property or otherwise concerning the operation of the Business.

4.12        Taxes.

(a)          Each Seller, each Acquired Company and each of its Subsidiaries has timely filed all material Tax Returns required to be filed by it with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted such Seller, Acquired Company or Subsidiary), and all such Tax Returns are complete and accurate in all material respects. All material amounts of Taxes due and payable by or on behalf of each Seller, each Acquired Company or any of its Subsidiaries have been timely paid.

(b)          All material deficiencies asserted or material assessments made as a result of any examinations by any Tax Authority of the Tax Returns related to the Acquired Assets or the Acquired Companies or their Subsidiaries have been fully paid, settled or withdrawn, and there are no other audits or investigations by any Tax Authority in progress, nor has any Seller, Acquired Company or Subsidiary received any written notice from any Tax Authority that it intends to conduct such an audit or investigation related to the Acquired Assets, the Acquired Companies or their Subsidiaries.

(c)          Sellers, the Acquired Companies and their Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Tax Authorities all material amounts required to be so withheld and paid over under all applicable Laws.

(d)          No written Claim has been made during the past three years by a Tax Authority in a jurisdiction in which any Seller, any Acquired Company or any of its Subsidiaries does not currently file a Tax Return such that such Seller, Acquired Company or Subsidiary is or may be subject to taxation by that jurisdiction.

(e)          No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) has been executed or filed with any Tax Authority by or on behalf of any Seller, any Acquired Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), which waiver or extension is in effect as of the Agreement Date.

(f)          There are no Liens for Taxes upon any of the Acquired Assets or the assets of the Acquired Companies or their Subsidiaries, except for Permitted Liens.

(g)          There are no Tax indemnification, Tax allocation or Tax sharing agreements under which any Acquired Company or any of its Subsidiaries would reasonably be expected to be liable for the Tax Liability of a Person other than any Acquired Company or any of its Subsidiaries, other than any such agreements in Contracts not primarily related to Taxes.

(h)          Neither the Acquired Companies nor any of their Subsidiaries (i) is treated for any Tax purpose as a resident in a country other than the country of its incorporation, (ii) has a branch, agency or permanent establishment in a country other than the country of its incorporation or (iii) is or has been a member of any consolidated, combined, unitary or similar Tax group (other than a group the members of which are solely the Acquired Companies and their Subsidiaries or any combination thereof) nor has any Liability for Taxes of any other Person as a transferee or successor under applicable Law.

4.13        Compliance with Laws; Permits. Sellers and the Acquired Companies are, and the Facilities and Vessels are, operated in material compliance with all applicable Laws (including Environmental Laws), and no Seller or Acquired Company has received any written notice of any alleged material violation of applicable Law from any Governmental Entity or other Person. All Vessels are in material compliance with all applicable Laws (including Environmental Laws). Sellers and the Acquired Companies hold all material Permits necessary or required pursuant to applicable Law (including Environmental Laws) for the operation of the Business as presently conducted and for the ownership, lease or operation of the Business and the construction of any improvements currently under construction on the Acquired Real Property or the Acquired Company Real Property (“Material Licenses and Permits”). All such Material Licenses and Permits are listed on Schedule 4.13. Each such Material License and Permit is valid and in full force and effect, is not subject to any pending or, to the Knowledge of Sellers, threatened, Proceeding to revoke, cancel, suspend or declare such Material License and Permit invalid in any respect. Aegean has delivered or made available to Buyer true, correct and complete copies of all Material Licenses and Permits.

4.14        Contracts.

(a)          Subject to receipt of the Necessary Consents set forth on Schedule 4.4(c) and compliance with Section 6.10, (i) each of the Assumed Contracts and each Contract to which an Acquired Company is a party, constitutes a valid and binding obligation of the applicable Seller or Acquired Company, as applicable, and, to the Knowledge of Sellers, each other party thereto, (ii) no Seller or Acquired Company is in breach or default in any material respect under any of the Assumed Contracts (or in the case of an Acquired Company, any Contract to which it is a party) and, to the Knowledge of Sellers, the other parties to the such Contracts are not in breach or default in any material respect thereunder (and in each such case no event exists that with the passage of time or the giving of notice would constitute such material breach or default, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Liens thereunder or pursuant thereto other than Permitted Liens), (iii) the Assumed Contracts and the Contracts to which an Acquired Company is a party may be transferred to Buyer or one of Buyer’s Affiliates pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder and (iv) no Seller or Acquired Company has received notice from any other party to any such Contract of any threatened termination of such Contract. On or prior to the date hereof Aegean has delivered or made available to Buyer true, correct and complete copies of all Assumed Contracts and Contracts to which an Acquired Company is a party.

(b)          Except for the Assumed Contracts or as set forth on Schedule 4.14(b), no Seller or Acquired Company is a party to or otherwise obligated under any Contract related to the Business (i) the performance of which requires aggregate payments to or from any Seller, individually or in the aggregate, in excess of $500,000 per year; (ii) that provides for the sale after the Agreement Date of any property, right or asset, for consideration in excess of $500,000; (iii) that constitutes a joint venture, partnership or similar Contract involving a sharing of profits or expenses; (iv) that is with respect to any Vessels, including the ownership, operation, or maintenance thereof; or (v) that is with respect to the Owned Real Property, Leased Real Property or the Facilities.

4.15        Insurance Claims. Schedule 4.15 contains a true, correct and complete list of all insurances policies as of the Agreement Date (including the names and insurers and policy numbers) that are owned by any Seller or an Acquired Company or name any Seller or an Acquired Company as an insured or loss payee and that pertain to Sellers or Acquired Company’s assets, real estate, employees, or other liabilities related to the Business. Sellers have within the past three (3) years reported all known material Claims or incidents to the respective insurers that have issued current and prior insurance policies insuring the Properties (either specifically or as part of a master insurance policy and whether relating to property, liability or workers’ compensation) to the extent that any such Claims or incidents would reasonably be expected to create a covered event under the terms and conditions of such policies and Sellers were required to report them pursuant to the terms of the policies.

4.16        Vessels. Schedule 4.16 sets forth a true, correct and complete list of all of the Vessels owned, operated, leased or chartered by Sellers or the Acquired Companies (categorized by type of Vessel), together with a description of each Vessel, including its name, owner, capacity (gt or dwt, as specified therein), year built, hull type, the country of its registration and its classification society. Except as set forth in Schedule 4.16, each such Vessel (i) is duly registered under the flag indicated in Schedule 4.16, (ii) is seaworthy and in good operating condition, (iii) has all national and international operating and trading certificates and endorsements, each valid and unextended, which are required for the operation of such Vessel in the trades and geographic areas in which it is operated, (iv) has been classed by a classification society which is a member of the International Association of Classification Societies, and is fully in class with no outstanding material recommendations or notations, and, to the Knowledge of Sellers, (A) no event has occurred and no condition exists that would cause such Vessel’s class to be suspended or withdrawn, and (B) all events and conditions which are required to be reported as to class have been disclosed and reported to such Vessel’s classification society, in each case, except as would not be expected to be material.

4.17        Intellectual Property.

(a)          Schedule 4.17(a) sets forth a true, correct and complete list of all material Intellectual Property that is, as of the Agreement Date, issued, registered, or subject to an application for registration that is owned by Sellers or the Acquired Companies (the “Registered IP”).

(b)          Sellers and the Acquired Companies own all Registered IP and all other Intellectual Property owned by Sellers and the Acquired Companies free and clear of all Liens (other than Permitted Liens), and such Registered IP remains pending or in full force and effect and has not expired or been cancelled. To the Knowledge of Sellers, each Seller and Acquired Company has a valid right to use all Intellectual Property licensed to such Seller or Acquired Company pursuant to an Assumed Contract.

(c)          To the Knowledge of Sellers, (i) the Registered IP is valid and enforceable except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (ii) the past three (3) years of use and current use by Sellers and the Acquired Companies of the Intellectual Property owned by or licensed to Sellers or the Acquired Companies does not infringe or otherwise violate any Intellectual Property of any other Person. There is no Proceeding pending or, to the Knowledge of Sellers, threatened, alleging any such infringement or violation or challenging any Seller’s or Acquired Company’s rights in or to the Registered IP or other Intellectual Property owned by Sellers or the Acquired Companies. To the Knowledge of Sellers, no Person is infringing or otherwise violating the Registered IP or other Intellectual Property owned by Sellers or the Acquired Companies. Neither the execution nor performance of this Agreement will give any Person the right to terminate or alter Sellers’ rights or interests to any Registered IP or other Intellectual Property owned by Sellers or the Acquired Companies.

4.18        Bank Accounts; Power of Attorney. Schedule 4.18 contains a true, correct and complete list of (a) the names and locations of all banks, trust companies, and other financial institutions at which Sellers and the Acquired Companies maintain accounts of any nature or safe deposit boxes and lists the respective signatories therefor. Unless otherwise specifically indicated on Schedule 4.18 no Person holds a power of attorney to act on behalf of any Seller.

4.19        Anti-Corruption and Sanctions.

(a)          Each Seller and each of such Seller’s Subsidiaries (including the Acquired Companies), and, to the Knowledge of Sellers, all of their respective directors, officers, agents or employees, has been for the past five (5) years and currently is in compliance in all material respects with, Anti-Corruption Laws and Sanctions, Anti-Money Laundering Laws and Export Control Laws.

(b)          None of Sellers or any of their Subsidiaries (including the Acquired Companies), or, to the Knowledge of Sellers, any directors, officers, agents or employees or Affiliates of Sellers or any of their Subsidiaries, or any other Person acting on their behalf has, (i) directly or indirectly, engaged in any Anti-Corruption Prohibited Activity, (ii) directly or indirectly engaged in any transaction or other business with a Restricted Party in violation of applicable Sanctions, or (iii) been or is the subject of any investigation by any Governmental Entity concerning compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws, or Sanctions. None of Sellers or any of their Subsidiaries, nor to the Knowledge of Sellers any of their respective officers, directors, employees, Affiliates or agents acting on their behalf, is a Restricted Party.

4.20        Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), none of Sellers nor their respective Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Sellers or otherwise in respect of Sellers or the Business. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Acquired Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Sellers or any of their respective Affiliates). Sellers make no representations or warranties to Buyer regarding the probable success or profitability of the Business. The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Sellers Material Adverse Effect.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represent and warrant to Sellers, as of the Agreement Date, except as set forth on the Disclosure Schedules, as follows:

5.1          Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has all necessary corporate power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business.

5.2          Due Authorization, Execution and Delivery; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder (subject to the entry of the Bidding Procedures Order and, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other corporate action on the part of Buyer is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). This Agreement and the other Transaction Documents to which Buyer is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than Buyer) constitute (or will constitute) valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms (subject to the entry of the Bidding Procedures Order and, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order), in each case except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.3          Governmental Approvals. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity or other Person is required by Buyer with respect to Buyer’s execution and delivery of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) as may be required under the HSR Act, (b) such notices to, consents, approvals or authorization of or designation, declaration or filing with any Governmental Entity required pursuant to Section 7.2(e) and (c) the Sale Order having been entered by the Bankruptcy Court.

5.4          No Conflicts. Subject to the receipt of the approvals of Governmental Entities required pursuant to Section 7.2(e), the execution, delivery and performance by Buyer of any Transaction Document to which Buyer is (or will become at Closing) a party and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material Contract of Buyer, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

5.5          Availability of Funds. Buyer, as of the Closing, will have sufficient funds available to it to pay the Purchase Price on the Closing Date and to enable Buyer to perform all of its obligations under this Agreement.

5.6          Adequate Assurances Regarding Executory Contracts. Buyer (or such of Buyer’s Affiliates which will be assuming any Assumed Contract) is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.

5.7          Condition and Location of Acquired Assets. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Acquired Assets are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article 4, with all faults, limitations and defects (hidden and apparent) and, subject to the representations and warranties contained in Article 4, without any other representation or warranty of any nature whatsoever and without any guarantee or warranty (whether express or implied) as to their title, quality, merchantability or their fitness for Buyer’s intended use or a particular purpose or any use or purpose whatsoever.

5.8          Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), none of Buyer, its Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Buyer. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), Buyer (a) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Sellers or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Sellers by any Representative of Buyer or any of their respective Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Buyers Material Adverse Effect.

5.9          No Other Representations or Warranties of Sellers; Disclaimers.

(a)          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE TRANSACTION DOCUMENTS, BUYER ACKNOWLEDGES AND AFFIRMS THAT SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY RESPECTIVE AFFILIATE OR REPRESENTATIVE OF SELLERS OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, SELLERS’ COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLERS). BUYER FURTHER ACKNOWLEDGES AND AFFIRMS THAT SELLERS MAKE NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS OR DATA HERETOFORE OR HEREAFTER FURNISHED IN CONNECTION WITH THE ACQUIRED ASSETS (INCLUDING WITHOUT LIMITATION IN ANY CONFIDENTIAL INFORMATION STATEMENT OR MEMORANDUM, MANAGEMENT PRESENTATION, OR DOCUMENT MADE AVAILABLE IN A DATAROOM). ANY AND ALL SUCH FILES, RECORDS AND DATA FURNISHED BY SELLERS ARE PROVIDED AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS, BUYER FURTHER ACKNOWLEDGES AND AFFIRMS THAT SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (A) THE TITLE TO ANY OF THE ACQUIRED ASSETS, (B) THE CONDITION OF THE ACQUIRED ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) FREEDOM FROM HIDDEN OR REDHIBITORY DEFECTS OR VICES (D) ANY INFRINGEMENT BY SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (E) ANY INFORMATION, DATA, OR OTHER MATERIALS.

(b)          Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the transactions contemplated hereby and the Acquired Assets (including Buyer’s own estimate and appraisal of the extent and value of the Acquired Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Acquired Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Sellers or any of their respective Affiliates or Subsidiaries, alleging facts contrary to the foregoing acknowledgment and affirmation.

ARTICLE 6
COVENANTS OF THE PARTIES

6.1          Conduct of Business Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing (the “Interim Period”), except as may be required by Order of the Bankruptcy Court (provided that no Seller directly or indirectly petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such Order of the Bankruptcy Court), Sellers shall carry on the Business in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts to preserve the Business intact and preserve the goodwill of and relationships with Governmental Entities, customers, suppliers, employees and others having business dealings with the Business. Notwithstanding the first sentence of this Section 6.1, during the Interim Period, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of Buyer:

(a)          modify, amend, terminate, waive any rights or obligations under or otherwise seek to reject any Assumed Contract or any material contract to which an Acquired Company is a party;

(b)          lease, license, surrender, relinquish, sell, transfer, convey, assign or otherwise dispose of any interest in any Acquired Assets or the properties and assets of the Acquired Companies other than (i) Inventory and immaterial assets, in each case in the Ordinary Course of Business, (ii) pursuant to an Order of the Bankruptcy Court (provided that no Seller directly or indirectly petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such Order of the Bankruptcy Court), (iii) abandoning or permitting to lapse Registered IP that is not material to the Business or (iv) as expressly permitted by the DIP Facility;

(c)          mortgage, pledge or subject to Liens (other than Permitted Liens) any of the Acquired Assets and the properties and assets of the Acquired Companies;

(d)          except as required pursuant to the terms of any Benefit Plan set forth on Schedule 4.10(e) or any Collective Bargaining Agreement set forth on Schedule 4.10(b), or as otherwise required by applicable Law, (i) increase any element of compensation or any benefit of any current or former director or independent contractor of any Seller or any Subsidiary of any Seller, or any officer or employee who is or becomes a Transferred Employee; (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any current or former director or independent contractor of any Seller or any Subsidiary of any Seller, or any officer or employee who is or becomes a Transferred Employee, or otherwise pay any amounts not due to any such individual (including with respect to severance); or (iii) adopt, enter into, amend, terminate or renew any Benefit Plan that is or becomes an Assumed Benefit Plan (including any employment, severance, consulting or other individual agreement), or which would otherwise increase the Assumed Liabilities, or adopt or enter into any other plan, program, policy, agreement or arrangement that would be considered a Benefit Plan if it were in existence on the date of this Agreement that is or becomes an Assumed Benefit Plan, or which would otherwise increase the Assumed Liabilities;

(e)          with respect to any Acquired Company and its Subsidiaries, adopt a plan or agreement of complete or partial liquidation or dissolution or otherwise fail to maintain its limited liability company, corporate or similar existence;

(f)          institute, settle or agree to settle any material Proceeding (other than the Chapter 11 Cases) before any Governmental Entity relating to the Acquired Assets or the Business, or modify in any manner that is adverse to the Business or the Acquired Assets, rescind, reject or terminate a Transferable Permit (or application therefor) relating to the Acquired Assets;

(g)          with respect to any Acquired Asset, Acquired Company or any of its Subsidiaries, (i) make, change or revoke any material Tax election, (ii) change any annual Tax accounting period, (iii) enter into any agreement with respect to material Taxes or apply for any Tax ruling, (iv) file any amended Tax Return (unless otherwise required to do so under applicable Law), (v) settle or compromise any Tax Liability or Claim for a Tax refund, (vi) surrender any right to Claim a refund for Taxes, (vii) incur any material Tax Liability outside of the Ordinary Course of Business, (viii) file any Tax Return other than one prepared in a manner consistent with past practice, (ix) consent to an extension of the statute of limitations applicable to any Tax Claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) or (x) change (or request any Governmental Entity to change) any aspect of its method of accounting for Tax purposes;

(h)          fail to maintain in full force and effect insurance policies covering the Acquired Assets and the operation of the Business, in form and amount consistent with past practice;

(i)          amend any organizational documents of the Acquired Companies or their Subsidiaries,

(j)          (i) authorize, issue or grant, (ii) pledge, encumber or permit the creation of, or suffer to exist, any Lien (other than a Permitted Lien) on, or (iii) sell, transfer, assign, convey, distribute or otherwise dispose of (including by merger with any other Person), any stock, partnership interest or joint venture interest or other equity ownership interest of an Acquired Company or its Subsidiaries;

(k)          incur any capital expenditures or any Liabilities in respect thereof other than in the Ordinary Course of Business or as expressly permitted by the DIP Facility;

(l)          create, incur, assume, guarantee or otherwise be liable with respect to any Indebtedness (or amend or modify terms of any such Indebtedness) except as (i) does not relate to any Acquired Company or (ii) is permitted under the DIP Facility;

(m)          make any loans, advances or capital contributions to, or investments in, any Person, other than advances made to another Seller to the extent expressly permitted by the DIP Facility; or

(n)          enter into any Contract to do any of the foregoing.

6.2          No Solicitation of Alternative Transactions.

(a)          Solely during the period commencing on the Agreement Date and continuing until the earlier of (x) the date that the Bankruptcy Court has entered the Bidding Procedures Order and (y) the termination of this Agreement in accordance with Article 8 (the “No-Shop Period”), Sellers shall not (and shall cause their respective Representatives and Affiliates not to) directly or indirectly (i) solicit, initiate, encourage, respond to, or take any other action designed to solicit an Alternative Transaction, (ii) enter into negotiations with respect to, or execute, any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction or (iii) furnish information to any Person or entity with respect to Aegean, the other Sellers, their respective Affiliates, the Business or an Alternative Transaction; provided, however, that Sellers (and their respective Representatives and Affiliates) may respond to, enter into negotiations with and furnish information to any third party who submits an unsolicited, bona fide inquiry and for which Sellers determine in good faith, after receiving advice from outside legal counsel, that failure to participate in negotiations with or provide information to would result in a breach of fiduciary duties. During the No-Shop Period, Aegean will promptly (and in all events within 24 hours) notify in writing Buyer of any other offer, proposal or expression of interest for or in relation to an Alternative Transaction that it or any of its Affiliates or Representatives may receive and will reasonably cooperate with Buyer with respect thereto. From and after the date the Bidding Procedures Order is entered by the Bankruptcy Court and until the entry of the Sale Order, Sellers are permitted, and are permitted to cause their Affiliates and Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Buyer and its Affiliates and Representatives) in connection with or for purposes of pursuing any Alternative Transaction, in each case solely to the extent permitted and in accordance with the Bidding Procedures Order. In addition, Sellers may supply information relating to the Business and the Acquired Assets to any other Person who may be or has expressed interest in being a prospective purchaser under an Alternative Transaction or who proposed to submit an Alternative Transaction; provided, that no non-public information may be furnished until Sellers receive an executed confidentiality agreement from any such Person; provided, further, that any such disclosure shall only be made in accordance with the Bidding Procedures Order.

(b)          If an Auction is conducted, and Buyer is not the Successful Bidder, Buyer shall, in accordance with and subject to the Bidding Procedures, be required to serve as the back-up bidder if Buyer is the next highest or otherwise best bidder at the Auction (such party that is the next highest or otherwise best bidder at the Auction, the “Back-Up Bidder”) and, if Buyer is the Back-Up Bidder, Buyer shall, notwithstanding Section 8.1(b)(ii), be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) open and irrevocable until the Outside Back-Up Date. Following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, then Buyer, if Buyer is the Back-Up Bidder, will be deemed to have the new prevailing bid, and Sellers may seek authority to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) with the Back-Up Bidder.

6.3          Access. Subject to applicable Law, during the Interim Period, Sellers (a) shall give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, Vessels, officers, employees, accountants, auditors, counsel and other representatives, books and records of Sellers, (b) shall furnish to Buyer and its Representatives such financial, operating and property data related to the Acquired Assets and other information as Buyer and its Representatives reasonably request and (c) shall cooperate reasonably with Buyer in its investigation of the Business. It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Sellers hereunder. Buyer agrees that any on-site inspections of any of the Acquired Real Property shall be conducted in the presence of Sellers or their Representatives. All inspections shall be conducted so as not to interfere unreasonably with the use of any of the Acquired Real Property by Sellers. Notwithstanding the foregoing, Buyer shall not (i) have any access or investigation right to the extent it relates to the negotiation of this Agreement or the Transactions or (ii) conduct or cause to be conducted any sampling, testing, or subsurface or otherwise invasive investigation of the air, soil, surface water, groundwater, building materials or other environmental media (commonly known as a Phase II environmental assessment) at any property of Sellers, including any Acquired Real Property. Buyer agrees to indemnify and hold Sellers and their Affiliates and their respective Representatives harmless of and from all actions, Claims, investigations, deficiencies, costs and expenses (including attorneys’ fees and expenses) that arise out of or relate to physical injuries arising from Buyer’s inspection of the Acquired Assets (other than to the extent any of the foregoing results from the gross negligence or the willful misconduct of the Person seeking such indemnification), and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify shall survive Closing or any termination of this Agreement. All information obtained pursuant to this Section 6.3 shall be subject to the terms and conditions of the Confidentiality Agreement.

6.4          Public Announcements. Buyer and Sellers will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the Transactions, and neither Buyer nor any Seller shall issue any such press release or public announcement without the prior approval of the other Party, in each case except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court as an exhibit to the Sale Motion) or by obligations pursuant to any listing agreement with any national securities exchange. Buyer and each Seller shall cause its Affiliates and Representatives to comply with this Section 6.4.

6.5          Tax Matters.

(a)          All Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be borne by Sellers. Sellers and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any Claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Buyer or Sellers, as applicable, shall file all necessary documentation and returns with respect to such Transfer Taxes when due, and shall promptly, following the filing thereof, furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the other Parties hereto. Sellers shall pay all such Transfer Taxes when due. Notwithstanding the foregoing, Buyer shall be reimbursed by Sellers with respect to any such Transfer Taxes paid by Buyer.

(b)          All Property Taxes imposed upon or assessed directly against the Acquired Assets for the Tax period in which the Closing occurs (the “Proration Period”) shall be apportioned and prorated between Sellers and Buyer as of the Closing Date with Buyer bearing the expense of Buyer’s proportionate share of such Taxes, which shall be equal to the product obtained by multiplying (i) a fraction, the numerator being the amount of such Taxes and the denominator being the total number of days in the Proration Period, by (ii) the number of days in the Proration Period following the Closing Date, and Sellers shall bear the remaining portion of such Taxes. If Sellers have paid more than their allocated portion of such Taxes prior to the Closing, Buyer shall pay to Sellers an amount equal to such excess; and if Sellers have paid less than their allocated portion of such Taxes prior to the Closing, Sellers shall pay to Buyer an amount equal to such deficiency. Buyer shall file all Tax Returns relating to Property Taxes with respect to the Acquired Assets that are required to be filed after the Closing Date.

(c)          Each of Buyer, on the one hand, and Sellers, on the other hand, shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for filing of all Tax Returns, including any Claim for exemption or exclusion from the application or imposition of any Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any Proceeding relating to any Tax Return.

(d)          Any and all Tax allocation or Tax sharing agreements between any Acquired Company or any of its Subsidiaries, on the one hand, and any Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, neither such Acquired Company nor any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period.

6.6          Approvals; Commercially Reasonable Efforts; Notification; Consent.

(a)          Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Parties will, at Buyer’s sole cost and expense, use their respective commercially reasonable efforts to (i) prepare and file as soon as practicable all forms, registrations and notices relating to the consents of Governmental Entities that are required by applicable Law to be filed in order to consummate Transactions that are material to the Business or to Buyer and its Affiliates (with respect to any filing required under the HSR Act, within five (5) Business Days following the Agreement Date, and with respect to any other such filing, as soon as reasonably possible), and take such actions as are reasonably necessary to obtain any consents from, or to avoid any action or proceeding by, any Governmental Entity relating to such approvals, including any Notification and Report Forms in connection with the HSR Act, Foreign Antitrust Laws, or approvals required under Environmental Law, including notifications and approvals necessary to transfer Permits, licenses and other authorizations required under Environmental Law (to the extent such Permits, licenses and other authorizations are transferable), (ii) take all actions necessary to transfer the Acquired Assets, (iii) take all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable (iv) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Transactions, (v) effect all necessary registration, applications, notices and other filings required by applicable Law, including, as applicable to Sellers, under the Bankruptcy Code, and (vi) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement. Buyer and Sellers shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to adversely affect the approval of any Governmental Entity of any of the filings referred to in this Section 6.6(a). Notwithstanding anything to the contrary provided herein, neither Buyer nor any of its Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, or any of the Acquired Assets, (ii) to agree to any limitation on the operation or conduct of the Business, or (iii) to waive any of the conditions to this Agreement set forth in Section 7.1.

(b)          Each Party shall (i) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity relating to the matters described in Section 6.6(a), (ii) not extend any waiting period or agree to refile under the HSR Act or any applicable Foreign Antitrust Laws (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) not enter into any agreement with the any Governmental Entity agreeing not to consummate the Transactions.

(c)          In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other Parties of any material written communication to that Party from any Governmental Entity concerning this Agreement or the Transactions, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing, (ii) not participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion and (iii) subject to the attorney-client and similar applicable privileges, furnish outside legal counsel for the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or its members or their respective staffs, on the other hand, with respect to this Agreement and the Transactions; provided, however, that any such Party may limit the disclosure of filings to protect confidential information, including limiting dissemination of filings to an “outside counsel only” basis.

6.7          Employee Matters.

(a)          Employee Offer List. Within thirty (30) days following the date of this Agreement, Sellers shall make available to Buyer Schedule 6.7(a)(i), setting forth a complete and accurate list of each Seller Employee, together with each Seller Employee’s employing entity, work location, job function, base compensation (as a salary or hourly rate, as applicable), any bonus or other additional compensation to which the employee may be entitled (including any retention or similar bonus or compensation), union representation, active/leave status, credited service date and treatment by Sellers and their respective Subsidiaries of any United States employee as exempt or non-exempt (the “Seller Employee List”). From and after the thirtieth (30th) day following the date of this Agreement, Sellers shall make available to Buyer an updated version of the Seller Employee List that is complete and accurate as of the date it is made available (i) on the final day of each calendar month following the date of this Agreement and prior to the Closing, and (ii) on the date that is ten (10) days prior to the anticipated Closing. Not less than twenty (20) days prior the anticipated Closing, Buyer shall make available to Sellers Schedule 6.7(a)(ii), setting forth a list of each Seller Employee (other than Seller Employees who are Automatic Transfer Employees) on the Seller Employee List to whom Buyer has determined, in its sole discretion, to make an offer of employment in connection with the Closing or to otherwise retain in employment following the Closing (the “Employee Offer List”).

(b)          Transferred Employees.

(i)          Unless an earlier offer is otherwise required by applicable Law, approximately ten (10) days prior to the anticipated Closing, Buyer shall, or shall cause one of its Subsidiaries to, make an offer of employment, on such terms and conditions as Buyer may determine in its sole discretion (but subject to and in compliance with applicable Law), to each Seller Employee on the Employee Offer List who (i) is neither an Automatic Transfer Employee nor an employee of an Acquired Company and (ii) then remains a Seller Employee (each, an “Employment Offer”). Each (A) Seller Employee listed on the Employee Offer List who is an employee of an Acquired Company as of the Closing and (B) Seller Employee who accepts an Employment Offer, in either case who commences or continues employment with Buyer or its Subsidiaries effective immediately following the Closing, together with each other Seller Employee whose employment is required by applicable Law to transfer to Buyer or its Subsidiaries in connection with the Closing (including the Automatic Transfer Employees), shall be deemed a “Transferred Employee” for purposes of this Agreement. Sellers shall, and shall cause their respective Subsidiaries to, take all actions permitted by applicable Law that are necessary to ensure that no Seller Employee who is not listed on the Employee Offer List (and who is not an Automatic Transfer Employee) remains employed by any Acquired Company as of the Closing Date (and, for the avoidance of doubt, Buyer shall be responsible for all Additional Administrative Costs in connection therewith).

(ii)         To the extent required by applicable Laws, the employment and the employment agreements of the Seller Employees whose employment is required to transfer automatically to Buyer or its Subsidiaries pursuant to the Transfer Regulations (such Seller Employees, the “Automatic Transfer Employees”), will transfer from Sellers or their respective Subsidiaries automatically by operation of law to Buyer or one of its Subsidiaries as a result of the Transactions. Notwithstanding the foregoing, to the extent any Automatic Transfer Employee rejects such a transfer, Buyer may make an Employment Offer to such rejecting Automatic Transfer Employee in accordance with the general procedures set forth in Section 6.7(b)(i) (or on such later date as may be reasonably practicable given the applicable circumstances); provided, however, that no such rejecting Automatic Transfer Employee shall become a Transferred Employee unless (A) Buyer elects, in its sole discretion, to make such rejecting Automatic Transfer Employee an Employment Offer, (B) such rejecting Automatic Transfer Employee accepts such Employment Offer, and (C) such rejecting Automatic Transfer Employee who commences or continues employment with Buyer or its Subsidiaries effective immediately following the Closing.

(c)          Assumed Benefit Plans. Sellers shall make available to Buyer Schedule 6.7(c)(i), setting forth a list of all Benefit Plans that is complete and accurate as of the date it is made available, (i) within thirty (30) days following the date of this Agreement, and (ii) on the date that is ten (10) days prior to the anticipated Closing. Approximately ten (10) days prior to the anticipated Closing, Buyer shall make available to Sellers Schedule 6.7(c)(ii), setting forth a list of the Benefit Plans or portions thereof that Buyer intends to assume upon the Closing. For purposes of this Agreement, the term “Assumed Benefit Plans” means the Benefit Plans or portions thereof listed on Schedule 6.7(c)(ii), together with any other Benefit Plans or portions thereof that Buyer is required to assume by applicable Law.

(d)          Collective Bargaining Agreements. As and to the extent required by applicable Laws or the terms of any Collective Bargaining Agreement, effective upon the transfer or continuation of employment of any Transferred Employee to or with Buyer or its Subsidiaries in connection with the Closing, Buyer shall, or shall cause its applicable Subsidiary to, assume from Sellers and their respective Subsidiaries the Collective Bargaining Agreement which governs the terms and conditions of employment of such Transferred Employee, but only if all Seller Employees subject to or covered by such Collective Bargaining Agreement are Transferred Employees (such assumed Collective Bargaining Agreements, the “Assumed Collective Bargaining Agreements”). As and to the extent required by applicable Laws or the terms of any Collective Bargaining Agreement, Buyer shall, or shall cause its applicable Subsidiary to, join any Collective Bargaining Agreement which (i) is not an Assumed Collective Bargaining Agreement and (ii) governs the terms and conditions of employment of any Transferred Employee(s) (the “Joined Collective Bargaining Agreements”). As and to the extent required by applicable Laws or the terms of any Collective Bargaining Agreement, Sellers and their respective Subsidiaries, as applicable, shall remain parties and subject to the Joined Collective Bargaining Agreements with respect to each current or former employee of any Seller or any Subsidiary of any Seller who is not a Transferred Employee.

(e)          Benefit Comparability. Beginning immediately following the Closing and continuing until December 31 of the year in which the Closing occurs, Buyer shall, or shall cause its applicable Subsidiaries to, provide each Transferred Employee with (i) a base salary or hourly wage rate that is not less than, and (ii) other employee benefits (excluding any equity, retention or incentive compensation and any pension or retiree benefits) that are not materially less favorable in the aggregate than, the level provided by Sellers and their respective Subsidiaries as of immediately prior to the Closing, in each case unless otherwise required by any applicable Assumed Collective Bargaining Agreement, Joined Collective Bargaining Agreement or Law.

(f)          Service Credit. With respect to its employee benefit plans, programs and policies, Buyer shall, or shall cause its applicable Subsidiaries to, recognize for purposes of participation, eligibility and vesting the service of any Transferred Employee with Sellers and their respective Subsidiaries prior to the Closing, but in each case only to the extent set forth on the Seller Employee List and recognized under a comparable Benefit Plan as of immediately prior to the Closing. Notwithstanding the foregoing, in no event shall any Transferred Employee receive benefit accrual credit for purposes of any defined benefit pension plan, and there shall be no duplication of benefits. With respect to the Transferred Employees, Buyer shall use its commercially reasonable efforts to cause the waiver of any pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Buyer or its Subsidiaries for Transferred Employees after the Closing to the extent that such requirements or provisions were waived or satisfied under the applicable comparable Benefit Plan as of immediately prior to the Closing.

(g)          Visas. If any Transferred Employee is required by applicable Laws to possess a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with Buyer or its Subsidiaries, Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect as of the Closing, and Sellers and their respective Subsidiaries shall reasonably assist Buyer and its Affiliates in any manner necessary or appropriate to obtain or transfer any such permit, pass, visa or other approval prior to the Closing.

(h)          No Rights. Nothing in this Section 6.7 shall create any third party beneficiary right in any Person (other than the Parties), including any Seller Employee, any other current or former employee or service provider of any of Sellers or any Subsidiary of any one or more Sellers, any participant in any Benefit Plan, or any dependent or beneficiary thereof, or any right to continued employment or service with any of Sellers, Buyer or any of their respective Subsidiaries or Affiliates. Nothing in this Section 6.7 shall be deemed to constitute an amendment to any Benefit Plan or any other compensation or benefit plan, program, policy, agreement or arrangement, or to guarantee or require the employment or service of any Person for any length of time, or with any particular level of any element of compensation or benefit, except as may be required under applicable Law.

(i)          Cooperation. Buyer and Sellers shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other (including sharing documentation and providing assistance) in connection with (i) the transition of the Transferred Employees pursuant to, and the compliance with, the requirements of this Section 6.7, and (ii) timely satisfying all notice and/or consultation requirements pursuant to or in connection with any Collective Bargaining Agreement or other agreement with any labor-related organization or works council, or pursuant to applicable Law.

(j)          WARN Act. On the Closing Date, Sellers shall provide to Buyer Schedule 6.7(j), setting forth a list, by date and location, of all employee terminations or layoffs (whether individually or as a group) implemented by any Seller or any Subsidiary of any Seller during the ninety (90) day period preceding the Closing.

6.8          Further Assurances. Subject to the terms and conditions herein provided, following the Closing Date, Sellers shall execute and deliver to Buyer such documents, instruments, certificates, bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Buyer, and take such additional actions as Buyer may reasonably request to vest in Buyer all of each one of Sellers’ right, title and interest in and to the Acquired Assets. Sellers and Buyer shall also cooperate in the transition of operational matters in respect of the Facilities and the Business. Sellers shall take all steps to maintain and preserve coverage under the D&O Policies, including by giving any required notices to the insurers. Sellers shall, at Buyer’s expense, cooperate with Buyer in prosecuting any Purchased Claims, including by transferring to Buyer all relevant evidence, documents and findings of investigations (or copies thereof), and by providing access to knowledgeable witnesses upon reasonable request (to the extent in the control and ability of Sellers to do so).

6.9          Bankruptcy Court Filings.

(a)          Sellers shall use reasonable efforts to provide draft copies of all “first day” motions, applications, and other documents that any Seller or its Affiliates intends to file with the Bankruptcy Court in the Chapter 11 Cases to counsel for Buyer at least two (2) Business Days prior to the date when such Person intends to file such document, and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing.

(b)          Sellers shall pursue the entry of the Bidding Procedures Order and the Sale Order. Sellers shall use commercially reasonable efforts to comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules and the Asset Sale Guidelines in connection with obtaining approval of the Bidding Procedures Order and the Sale Order. Sellers shall consult with Buyer and its Representatives concerning the Bidding Procedures Order, the Sale Order, any other Orders of the Bankruptcy Court relating to the Transactions, and the bankruptcy proceedings in connection therewith, and use commercially reasonable efforts to provide Buyer with copies of applications, pleadings, notices, proposed Orders and other documents relating to such proceedings as soon as reasonably practicable prior to filing. In furtherance of the foregoing, Sellers shall provide Buyer with a reasonable opportunity to review and comment on all material motions to be filed in the Chapter 11 Cases that relate to the transactions contemplated by this Agreement, to the extent practicable, prior to their filing with the Bankruptcy Court.

(c)          Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Bidding Procedures Order and the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, in no event shall Buyer or Sellers be required to agree to any amendment of this Agreement.

(d)          No later than one (1) day after the approval of the Interim DIP Order by the Bankruptcy Court, Sellers shall file the Sale Motion seeking entry by the Bankruptcy Court of all proposed Orders, including the Bidding Procedures Order and the Sale Order and related exhibits, and shall use their commercially reasonable efforts to have the Bankruptcy Court enter the Bidding Procedures Order within thirty (30) days from the filing date of the Sale Motion.

(e)          Sellers acknowledge and agree that Buyer has expended considerable time and expense in connection with this Agreement, and the negotiation thereof, and the identification and quantification of assets to be included in the Acquired Assets. In consideration therefor, the Sale Motion shall include a request from Sellers that the Bankruptcy Court approve the Break-Up Fee and Reimbursable Expenses as allowed superpriority administrative expense claims against Sellers’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code and equal in priority to claims arising under the DIP Order and shall be secured by Liens equal in priority to the DIP Liens granted under the DIP Order.

(f)          Sellers shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order as promptly as practicable following entry of the Bidding Procedures Order, but in no event later than February 15, 2019 if there are no Qualified Bids (as defined in the Bidding Procedures) other than Buyer.

(g)          Sellers further covenant and agree that, after the entry of the Sale Order, the terms of any reorganization or liquidation plan it submits to the Bankruptcy Court, or any other court for confirmation or sanction, shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Transactions except as expressly permitted pursuant to Section 6.2 or the Bidding Procedures.

6.10         Cure Costs. Sellers shall transfer and assign all Assumed Contracts to Buyer or an Affiliate of Buyer designated by Buyer, and Buyer or such designated Affiliate of Buyer shall assume all Assumed Contracts from Sellers, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Sale Order. As promptly as practicable following the date hereof, Buyer and Sellers shall use commercially reasonable efforts to cooperate and determine the Cure Costs under each Assumed Contract, if any, so as to permit the assumption and assignment of each such Assumed Contract pursuant to section 365 of the Bankruptcy Code in connection with the Transactions. In connection with the assignment and assumption of the Assumed Contracts, Buyer shall cure any defaults under the Assumed Contracts by payment of any Cure Costs (or create reserves therefor) as ordered by the Bankruptcy Court. Buyer or its designated Affiliate shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts.

6.11         Preservation of Records. After the Closing Date, Buyer shall provide to Sellers and their respective Affiliates and Representatives (after reasonable notice and during normal business hours and without charge to Sellers other than the costs of copying, if any) reasonable access to, including the right to make copies of, all Records included in and otherwise related to the Acquired Assets for periods prior to the Closing and shall preserve such Records until the later of (i) such period as shall be consistent with Buyer’s records retention policy in effect from time to time, (ii) the retention period required by applicable Law, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (iv) in the case of Records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes. Such access shall include access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Sellers have the right to retain originals or copies of all of Records included in or related to the Acquired Assets for periods prior to the Closing.

6.12         Risk of Loss. If during the Interim Period any of the Acquired Assets or assets of an Acquired Company are damaged by fire or other casualty (each such event, an “Event of Loss”), or are taken by a Governmental Entity by exercise of the power of eminent domain (each, a “Taking”), then Sellers shall promptly give Buyer written notice of such occurrence, including reasonable particulars with respect thereto, and the following provisions of this Section 6.12 shall apply:

(a)          With regard to an Event of Loss or Taking occurring after the Agreement Date, without Buyer’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), no insurance or condemnation proceeds shall be committed or applied by Sellers or the Acquired Companies to repair, restore or replace a lost, damaged, destroyed or taken portion of the Acquired Assets or assets of the Acquired Companies if the cost to repair, restore or replace a lost, damaged, destroyed or taken portion of the Acquired Assets and assets of the Acquired Companies is projected to exceed $5,000,000.00. To the extent such proceeds are not committed or applied by Sellers and the Acquired Companies prior to the Closing Date in accordance with this Section 6.12, Sellers shall at the Closing pay to Buyer all sums paid to Sellers by reason of such loss, damage, destruction or taking, less any reasonable and documented out-of-pocket costs and expenses incurred by Sellers in collecting such proceeds. In addition and to the extent such proceeds have not been committed or applied by Sellers in accordance with this Section 6.12 in such repair, restoration or replacement, Sellers shall transfer to Buyer, at the Closing, without recourse against Sellers, all of the right, title and interest of Sellers in and to any unpaid insurance or condemnation proceeds arising out of such loss, damage, destruction or taking, less any reasonable costs and expenses incurred by Sellers in collecting such proceeds. Any such funds that have been committed by Sellers for repair, restoration or replacement as aforesaid shall be paid by Sellers for such purposes or, at Sellers’ option, delivered to Buyer upon Sellers’ receipt from Buyer of adequate assurance and indemnity that Sellers shall incur no liability or expense as a result of such commitment.

(b)          Notwithstanding anything to the contrary in this Agreement, at the Closing, the Acquired Assets and assets of the Acquired Companies affected by an Event of Loss or Taking shall be included in the Closing.

Notwithstanding anything to the contrary, this Section 6.12 shall not in any respect modify or waive any of the conditions precedent to closing set forth in Section 7.1 or the determination of whether a Sellers Material Adverse Effect has or is reasonably expected to occur.

6.13         Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the Transactions, and hereby waives all Claims related to the non-compliance therewith.

6.14         Hedging Program. Sellers shall implement a comprehensive hedging program that is reasonably acceptable to Buyer as promptly as practicable following the date hereof (a “Hedging Program”), and shall maintain the Hedging Program through the Closing (it being understood that a hedging program substantially similar to the hedging program of Sellers in effect on the Agreement Date will be deemed reasonably acceptable to Buyer).

6.15         Intercompany Payables. Effective as of the Closing, all intercompany payable, receivables and accounts between an Acquired Company, on the one hand, and Aegean, any of its Subsidiaries or their respective Affiliates, on the other hand, shall be terminated (regardless of the terms of payment of such intercompany accounts), and all agreements between such Acquired Company, on the one hand, and Aegean, any of its Subsidiaries or any of the respective Affiliates, on the other hand, shall be terminated, in each case without further liability or obligation (contingent or otherwise) of any party thereunder (it being agreed that Buyer shall be entitled to control and direct the manner in which such intercompany accounts are so terminated).

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1          Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or waiver by Buyer in Buyer’s sole discretion) at or prior to the Closing Date of each of the following conditions:

(a)          Accuracy of Representations and Warranties. The representations and warranties of Sellers (i) set forth in Section 4.1 (Organization) and Section 4.3 (Due Authorization) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects other than de minimis inaccuracies, (ii) set forth in Article 4 qualified as to Sellers Material Adverse Effect or material adverse effect shall be true and correct in all respects and (iii) set forth in Article 4 (other than the Seller Fundamental Representations and those described in clause (ii)) shall be true and correct, in the aggregate, in all material respects, in the case of each of clauses (i), (ii) and (iii), as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b)          Performance of Obligations. Sellers shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date.

(c)          Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, of an executive officer of each Seller to the effect that the conditions specified in Sections 7.1(a) and 7.1(b) above have been fulfilled and/or waived.

(d)          Antitrust Approvals. (i) All applicable waiting periods under the HSR Act related to the Transactions shall have expired or been terminated, if required, and (ii) all of the applicable Governmental Entity approvals or consents required under Foreign Antitrust Laws that are material to the Business or to Buyer and its Affiliates shall have been received (or, if applicable, any waiting period (and any extension thereof) in respect of any such approvals or consents under Foreign Antitrust Laws shall have been terminated or shall have expired).

(e)          Governmental Approvals. (i) All approvals or consents of Governmental Entities required prior to Closing that are material to the Business or to Buyer and its Affiliates shall have been obtained and (ii) there shall be no Law or Order that restrains or prevents the Transactions.

(f)          Bankruptcy Court Order. After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been reversed, stayed, modified or amended, vacated, and as to which the time to appeal or seek certiorari or move for a vacatur, new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a vacatur, new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the Order was appealed or from which certiorari was sought or the vacatur, new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order, and (iii) shall not have been amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being in form and substance satisfactory to Buyer in its reasonable discretion.

(g)          DIP Default. (i) There shall not have occurred any DIP Event of Default that is continuing, (ii) a Remedies Exercise Notice shall not have been delivered and (iii) the DIP Facility Lenders shall not have acquired all or a material part of the Acquired Assets as a result of the exercise of remedies under the DIP Facility.

(h)          Credit Bid. (i) The Bankruptcy Court shall have entered a final non-appealable Order permitting Buyer to discharge no less than $459,000,000.00 of the then outstanding obligations under the U.S. Borrowing Base, the Global Borrowing Base and the DIP Facility as Credit Bid Consideration for all of the Acquired Assets (or, solely to the extent the borrowers under the DIP Facility have not borrowed the full amount available thereunder, the amount that would be the actual Credit Bid Consideration in accordance with Section 3.3), and (ii) there shall be no cause under section 363(k) of the Bankruptcy Code prohibiting Buyer from discharging all (or such lower amount necessary to satisfy the Purchase Price) of the then outstanding obligations under the U.S. Borrowing Base, the Global Borrowing Base and the DIP Facility as Credit Bid Consideration for all of the Acquired Assets.

(i)          Assumed Contracts; Consents. Sellers shall have obtained any consent or approval required under the Applicable Contracts as a result of the execution or performance of this Agreement or the consummation of the Transactions, in form and substance reasonably satisfactory to Buyer, and each such consent shall be in full force and effect and shall not have been revoked. The “Applicable Contracts” shall mean (i) the Assumed Contracts and (ii) the Contracts to which an Acquired Company is a party, in each case, (A) that require a Necessary Consent, (B) that Buyer determines in its reasonable discretion to be material to the Business or the Transactions taking into account the extent to which a commercially reasonable Alternative Arrangement or alternative third-party arrangement to such Contract is practically obtainable by Buyer following the Closing and the timing for implementing such arrangement.

(j)          Permits. Sellers shall have assumed and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code and the Sale Order, or the Acquired Companies shall have retained, the Material Licenses and Permits that Buyer determines in its reasonable discretion to be material to the Business, and such Material Licenses and Permits shall be in full force and effect and shall not have been revoked.

(k)          No MAE. Since the Agreement Date through the Closing Date, there shall not have occurred a Sellers Material Adverse Effect.

(l)          Acquired Companies. Any Acquired Company that is a debtor in the Chapter 11 Cases shall have shall have either (i) been dismissed as a debtor in such Chapter 11 Cases by Order of the Bankruptcy Court, or (ii) resolved its Chapter 11 Cases in a manner acceptable to Buyer.

(m)          Hedging Program. Sellers shall have implemented and continue to maintain a Hedging Program in accordance with Section 6.14.

(n)          Committee Investigation. The Challenge Periods (as defined in the DIP Order) shall have passed and each of the Debtors’ (as defined in the DIP Order) stipulations set forth in the DIP Order shall be binding on all persons, entities and parties in interest in the Chapter 11 Cases, including the Committee (as defined in the DIP Order).

(o)          Sellers’ Deliveries. Sellers shall have delivered to Buyer all of the items set forth in Section 3.1(b).

7.2          Conditions Precedent to the Obligations of Sellers. The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or waiver by Sellers) at or prior to the Closing Date of each of the following conditions:

(a)          Accuracy of Representations and Warranties. The representations and warranties of Buyer (i) set forth in Section 5.1 (Organization) and Section 5.2 (Due Authorization), shall be true and correct in all material respects and (ii) set forth in Article 5 (other than those described in clause (i)) shall be true and correct in all material respects, except where the failure of such representations or warranties to be correct and correct has not, and would not reasonably be expected to have a Buyer Material Adverse Effect, in the case of each of clauses (i), (ii), as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b)          Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

(c)          Officer’s Certificate. Sellers shall have received a certificate, dated the Closing Date, of an executive officer of Buyer to the effect that the conditions specified in Sections 7.2(a) and 7.2(b) above have been fulfilled and/or waived.

(d)          Antitrust Approvals. (i) All applicable waiting periods under the HSR Act related to the Transactions shall have expired or been terminated, if required, and (ii) all of the applicable Governmental Entity approvals or consents required under Foreign Antitrust Laws that are material to the Business or to Buyer and its Affiliates shall have been received (or, if applicable, any waiting period (and any extension thereof) in respect of any such approvals or consents under Foreign Antitrust Laws shall have been terminated or shall have expired).

(e)          Governmental Approvals. (i) All approvals or consents of Governmental Entities required prior to Closing that are material to the Business or to Buyer and its Affiliates shall have been obtained and (ii) there shall be no Law or Order that restrains or prevents the Transactions.

(f)          Bankruptcy Court Order. After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order shall not have been stayed, stayed pending appeal or vacated; provided, however, that even if an appeal, notice of appeal, motion to amend or make additional findings of fact or motion for a new trial is timely filed, or the Sale Order is otherwise challenged in any respect, such Sale Order will be deemed a final order if it provides that it is effective immediately upon entry on the Bankruptcy Court’s docket and not subject to any stay notwithstanding Rules 6004(h), 6006(d), or 7062 of the Federal Rules of Bankruptcy Procedure or Rule 62 of the Federal Rules of Civil Procedure.

(g)          Buyer’s Deliveries. Buyer shall have delivered to Sellers all of the items set forth in Section 3.1(c).

ARTICLE 8
TERMINATION

8.1          Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)          by written agreement of Sellers and Buyer;

(b)          by either Sellers or Buyer:

(i)          if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting or enjoining Buyer or Sellers from consummating the Transactions is entered and such Order shall become final;

(ii)         subject to Section 6.2(b), upon the Bankruptcy Court’s entry of an order approving an Alternative Transaction;

(iii)        if (A) the Bankruptcy Court shall not have entered the Bidding Procedures Order on or before December 4, 2018, as such date may be extended by mutual agreement of Sellers and Buyer or (B) an order of any court in any jurisdiction shall be entered relating to the Chapter 11 Cases of Sellers (x) staying for a period in excess of ten (10) days, vacating or reversing the Bidding Procedures Order or (y) amending, supplementing or otherwise modifying the Bidding Procedures Order in a manner that results in the Bidding Procedures Order no longer being substantially in the form set forth in Exhibit B hereto; provided, that Sellers shall not be permitted to terminate this Agreement pursuant to clause (y) if Buyer approves of any such amendment, supplement or other modification to the Bidding Procedures Order; or

(iv)        if (A) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases or (B) any of the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

(c)          by Buyer if (i) there shall have been a breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.1, or (ii) any other event or condition shall result in any Seller being incapable of satisfying one or more conditions set forth in Section 7.1, and in either case such breach or other event or condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) days after written Notice thereof shall have been received by Sellers; provided, that as of such date, Buyer is not in breach of this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2;

(d)          by Buyer if, subject to Section 6.2(b), (i) Sellers comply with the Bidding Procedures and accept a Successful Bid (as defined in the Bidding Procedures) from a Person other than Buyer or its permitted transferee or (ii) Sellers enter into an Alternative Transaction;

(e)          by Sellers, if (i) there shall have been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2, or (ii) any other event or condition shall result in Buyer being incapable of satisfying one or more conditions set forth in Section 7.2, and in either case such breach or other event or condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) days after written Notice thereof shall have been received by Buyer; provided that as of such date, any Seller is not in breach of this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.1;

(f)          by Buyer, if (i) the Petition Date does not occur on or before the date that is one (1) day after the approval of the Interim DIP Order by the Bankruptcy Court, (ii) if Sellers fail to file the Sale Motion on or before the date that is one (1) day after the approval of the Interim DIP Order by the Bankruptcy Court, or (iii) the Auction (if any) shall not have commenced by February 18, 2019;

(g)          by Buyer, if (i) any DIP Event of Default shall occur and be continuing, (ii) a Remedies Exercise Notice shall have been delivered or (iii) the DIP Facility Lenders acquire all or a material part of the Business as a result of the exercise of remedies under the DIP Facility;

(h)          by Buyer if the Closing shall not have occurred on or before the date that is one hundred twenty (120) days after the date hereof; provided, however, that Buyer is not in material and willful breach of any of its representations and warranties contained in this Agreement and has not failed in any material respect to perform any of its obligations hereunder; provided further, however, that such date shall automatically extend an additional 60 days if the conditions precedent in Sections 7.1(d) and 7.1(e) have not been satisfied;

(i)          by Sellers if the Closing shall not have occurred on or before the date that is one hundred eighty (180) days after the date hereof; provided, however, that no Seller not in material and willful breach of any of its representations and warranties contained in this Agreement and has not failed in any material respect to perform any of its obligations hereunder; provided further, however, that such date shall automatically extend an additional 60 days if the conditions precedent in Sections 7.1(d) and 7.1(e) have not been satisfied;

(j)          by Buyer if the Bankruptcy Court shall have entered an Order invalidating, disallowing or otherwise prohibiting Buyer from discharging at least $459,000,000.00 of the then outstanding obligations under the U.S. Borrowing Base, the Global Borrowing Base and the DIP Facility as Credit Bid Consideration for all of the Acquired Assets (or, solely to the extent the borrowers under the DIP Facility have not borrowed the full amount available thereunder, the amount that would be the actual Credit Bid Consideration in accordance with Section 3.3);

(k)          by Buyer if the “Schedule of Liabilities and Assets” and the “Statement of Financial Affairs” have not been filed with the Bankruptcy Court within sixty (60) days of the Petition Date;

(l)          [Reserved];

(m)          by Buyer if the Bankruptcy Court shall not have entered the Sale Order on or before February 25, 2019;

(n)          by Buyer if Buyer or any of its Affiliates shall have been named as a defendant or third-party defendant in or otherwise subject to any Proceeding, motion or objection in any of the Chapter 11 Cases or any ancillary or adversary proceedings related thereto, and an Order has been entered which avoids, voids, invalidates, recharacterizes, equitably subordinates, disallows or otherwise limits the allowance of any portion of Buyer’s or any of its Affiliates’ Liens or Claims under the U.S. Borrowing Base, the Global Borrowing Base or the DIP Facility; or

(o)          by Sellers if the governing body of any Seller, determines, upon advice from outside legal counsel, that proceeding with the Transactions or failing to terminate this Agreement would violate its or such governing body’s fiduciary obligations under applicable Law, including to pursue an Alternative Transaction. For the avoidance of doubt, and subject to the terms and conditions of this Agreement (including Buyer’s right to terminate this Agreement in accordance with Section 8.1), Sellers retain the right to pursue any transaction or restructuring strategy that, in Sellers’ business judgment, will maximize the value of their estates.

8.2          Consequences of Termination.

(a)          In the event of any termination of this Agreement by either or both of Buyer and Sellers pursuant to Section 8.1, written Notice thereof shall be given by the terminating Party to the other Parties hereto, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect (other than Section 6.4 (Public Announcements), this Section 8.2 (Consequences of Termination) and Article 10 (Miscellaneous) and to the extent applicable in respect of such Sections and Article, Article 1 (Definitions)), and the Transactions shall be abandoned without further action of the Parties hereto, except that, subject to Section 8.2(b) such termination shall not relieve any Party of any Liability for Fraud, gross negligence or willful breach of this Agreement.

(b)          Break-Up & Expense Reimbursement Amount.

(i)          Sellers shall, within two (2) Business Days after any termination of this Agreement pursuant to Section 8.1(b)(ii), Section 8.1(c), Section 8.1(d), Section 8.1(g) or Section 8.1(o), reimburse Buyer for all of the actual, documented and reasonable out of pocket costs, fees and expenses incurred or to be incurred by Buyer or its Affiliates, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Buyer or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the Transactions, including the Chapter 11 Cases and other judicial and regulatory proceedings related to such transactions, in each case, less any expenses paid or reimbursed for under the DIP Facility (such costs, fees and expenses, the “Reimbursable Expenses”).

(ii)         If this Agreement is terminated pursuant to (A) Section 8.1(b)(ii), Section 8.1(d) or Section 8.1(o), Sellers shall pay to Buyer a cash amount equal to $19,000,000.00 (the “Break-Up Fee”) upon the consummation of an Alternative Transaction, or (B) Section 8.1(c) at a time when Sellers have breached their representations, warranties, covenants or agreements contained in this Agreement in any material respect, Sellers shall pay to Buyer a cash amount equal to the Break-Up Fee upon the consummation of an Alternative Transaction, solely, in the case of clause (B) to the extent that, within 6 months after the date of such termination, Sellers consummate an Alternative Transaction. Any payment made pursuant to this Section 8.2(b)(ii) shall be made within two (2) Business Days of consummation of such Alternative Transaction.

(iii)        Sellers acknowledge and agree that (A) the payment of the Break-Up Fee and the Reimbursable Expenses are integral parts of the Transactions, (B) in the absence of Sellers’ obligations to make these payments, Buyer would not have entered into this Agreement, (C) time is of the essence with respect to the payment of the Break-Up Fee and the Reimbursable Expenses and (D) the Break-Up Fee and the Reimbursable Expenses shall constitute allowed superpriority administrative expense claims against Sellers’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code and equal in priority to claims arising under the DIP Order and shall be secured by Liens equal in priority to the DIP Liens granted under the DIP Order. To the extent that all amounts due in respect of the Break-Up Fee and the Reimbursable Expenses pursuant to this Section 8.2(b) have actually been paid by Sellers to Buyer, Buyer shall not have any additional recourse against any Seller or its Affiliates for any Liabilities relating to or arising from this Agreement. Further, prior to the Closing in the event of any breach of this Agreement by Sellers, subject to the rights of Buyer pursuant to Section 10.11(d), the sole and exclusive remedies of Buyer and its Affiliates and Representatives will be, if applicable, to (i) terminate this Agreement pursuant to Section 8.1 and (ii) receive, if applicable, any payments payable pursuant to this Section 8.2(b). Subject to the rights of Buyer pursuant to Section 10.11(d), prior to the Closing, in no event will Sellers or any of their respective Affiliates or Representatives be liable for any monetary damages for any breach of this Agreement, other than any payments, if applicable, as described in the immediately preceding sentence. Further, in connection with the payment of all amounts due in respect of the Break-Up Fee and the Reimbursable Expenses pursuant to this Section 8.2(b), Buyer shall execute and deliver to Sellers a general release of Sellers and their Affiliates, which shall fully discharge and release the others from any further Liability in respect of this Agreement and the Transactions.

ARTICLE 9
[RESERVED]

ARTICLE 10
MISCELLANEOUS

10.1        Expenses. Except as set forth in this Agreement and whether or not the Transactions are consummated, each Party hereto shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the Transactions.

10.2        Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided, that Buyer may assign its rights and obligations to any Affiliate so long as Buyer remains primarily liable for its obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns including any liquidating trustee, responsible Person or similar representative for Sellers or Sellers’ estate appointed in connection with the Chapter 11 Cases.

10.3        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Sellers, Buyer and their respective successors or permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

10.4        Releases. Effective as of the Closing, Sellers hereby release Buyer and its Affiliates, equityholders, directors, managers, officers, employees, members, partners, limited partners, agents and representatives of Buyer and its Affiliates (collectively, the “Buyer Released Parties”) from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, Claims, causes of action, suits, damages, demands, costs, expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, in all circumstances arising prior to Closing, that any Seller or its respective Affiliates and all such Persons’ respective successors and assigns, have or may have against any of Buyer Released Parties; provided, that the foregoing shall not release any rights under this Agreement and other agreements contemplated hereby which expressly survive Closing; and (ii) Buyer and the Acquired Companies hereby release Sellers and their respective Affiliates, equityholders, directors, managers, officers, employees, members, partners, limited partners, agents and representatives of Sellers and their respective Affiliates (collectively, the “Sellers Released Parties”) from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, Claims, causes of action, suits, damages, demands, costs, expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, in all circumstances arising prior to Closing, that Buyer and any Acquired Company or their respective Affiliates and all such Persons’ respective successors and assigns, have or may have against any of Sellers Released Parties; provided, that the foregoing shall not release any rights under this Agreement and other agreements contemplated hereby which expressly survive Closing.

10.5        Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail with confirmation of receipt; provided, that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m. New York time, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to any Seller:	Aegean Marine Petroleum Network, Inc.
10, Akti Kondili
185 45, Piraeus
Greece
	Attention:	Spyros Fokas
	Email:	S.Fokas@ampni.com

With copies to:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attention:	Jonathan S. Henes, P.C.
	Email:	jonathan.henes@kirkland.com

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
	Attention:	Marc Kieselstein, P.C.
Ross M. Kwasteniet, P.C.
Adam C. Paul, P.C.
W. Benjamin Winger
	Email:	marc.kieselstein@kirkland.com
ross.kwasteniet@kirkland.com
adam.paul@kirkland.com
benjamin.winger@kirkland.com

Kirkland & Ellis LLP
901 Main Street
Dallas, TX 75202
	Attention:	Michael P. Considine, P.C.
Dilen Kumar
	Email:	MPConsidine@kirkland.com
dilen.kumar@kirkland.com

If to Buyer:	Mercuria Asset Holdings (Hong Kong) Limited
c/o Mercuria Energy Group Limited
50 rue du Rhône
6th Floor
1204 Geneva
Switzerland
	Attention:	François Sornay
	Email:	fsornay@mercuria.com

With copies to:	Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
	Attention:	Abhilash M. Raval
Lauren C. Doyle
Scott W. Golenbock
	Email:	ARaval@milbank.com
LDoyle@milbank.com
SGolenbock@milbank.com

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

10.6        Choice of Law. This Agreement shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of New York, without giving effect to any provision thereof that would require or permit the application of the substantive laws of any other jurisdiction.

10.7        Entire Agreement; Amendments and Waivers. This Agreement, the Confidentiality Agreement and all Transaction Documents and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Sellers, or in the case of a waiver, by the Party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

10.8        Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be delivered via facsimile or electronic mail. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

10.9        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

10.10       Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

10.11       Exclusive Jurisdiction and Specific Performance.

(a)          Subject to Section 10.11(b), without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive Notices at such locations as indicated in Section 10.5. For the avoidance of doubt, this Section 10.11 shall not apply to any Claims that Buyer or its Affiliates may have against any third party following the Closing.

(b)          Notwithstanding anything herein to the contrary, in the event the Chapter 11 Cases of Sellers are closed or dismissed, the Parties hereby agree that all Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York (and, in each case, any appellate court thereof), and the Parties hereby consent to and submit to the jurisdiction and venue of such courts.

(c)          Buyer acknowledges that Sellers would be damaged irreparably in the event that the terms of this Agreement are not performed by Buyer in accordance with its specific terms or otherwise breached or Buyer fails to consummate the Closing and that, in addition to any other remedy that Sellers may have under law or equity, Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Buyer. Buyer further agrees that no Seller shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d)          Sellers acknowledge that Buyer would be damaged irreparably in the event that the terms of this Agreement are not performed by Sellers in accordance with its specific terms or otherwise breached or Sellers fail to consummate the Closing and that, in addition to any other remedy that Buyer may have under law or equity, Buyer shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers. Each Seller further agrees that Buyer shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.12       WAIVER OF RIGHT TO TRIAL BY JURY. SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). FOR THE AVOIDANCE OF DOUBT, THIS SECTION 10.12 SHALL NOT APPLY TO ANY CLAIMS THAT BUYER OR ITS AFFILIATES MAY HAVE AGAINST ANY THIRD PARTY FOLLOWING THE CLOSING.

10.13       Survival. Each and every representation and warranty contained in this Agreement shall expire and be of no further force and effect as of the Closing. Each and every covenant and agreement contained in this Agreement (other than the covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing (each, a “Post-Closing Covenant”)) shall expire and be of no further force and effect as of the Closing. Each Post-Closing Covenant shall survive the Closing until the earlier of (a) performance of such Post-Closing Covenant in accordance with this Agreement or, (b) (i) if time for performance of such Post-Closing Covenant is specified in this Agreement, sixty (60) days following the expiration of the time period for such performance or (ii) if time for performance of such Post-Closing Covenant is not specified in this Agreement, the expiration of the applicable statute of limitations with respect to any claim for any failure to perform such Post-Closing Covenant; provided that if a written notice of any claim with respect to any Post-Closing Covenant is given prior to the expiration thereof then such Post-Closing Covenant shall survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

10.14       Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Sellers or the Chapter 11 Cases, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

10.15       Time of Essence. Time is of the essence of this Agreement.

10.16       Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, member, partner or equity holder of any Seller shall have any Liability for any Liabilities of such Seller under this Agreement or for any Claim based on, in respect of, or by reason of the Transactions.

10.17       Disclosure Schedules. Except as set forth in this Agreement, the inclusion of any information (including dollar amounts) in Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant schedule or is material to or outside the Ordinary Course of Business of any Person. The information contained in this Agreement, the exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or breach of contract). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face. Until the Auction (if any), Sellers shall have the right (but not the obligation) to amend, modify and/or supplement Schedule 2.1(a)-1, Schedule 2.1(a)-2, Schedule 2.1(d), Schedule 2.1(e), Schedule 2.2(l), Schedule 4.4(c), Schedule 4.7(a), Schedule 4.7(b) Schedule 4.9, Schedule 4.10(a), Schedule 4.10(b), Schedule 4.10(c), Schedule 4.10(e), Schedule 4.13, Schedule 4.14(b), Schedule 4.15, Schedule 4.16, Schedule 4.17(a) and Schedule 4.18 with respect to any matters discovered or occurring subsequent to the Agreement Date (it being agreed that any amendments, modifications and/or supplements to Schedule 2.1(a)-1, Schedule 2.1(a)-2, and Schedule 2.1(d) shall be subject to Buyer’s right to designate any Contract as an “Excluded Asset” pursuant to Section 2.6(a)); provided, that had such matters been existing, occurring or known on the Agreement Date, they would have been required to be set forth or described in the Disclosure Schedules in order to make the representations and warranties true and correct as of the Agreement Date. Notwithstanding anything to the contrary in this Agreement, any such amendments, modifications and/or supplements to Schedule 4.7(a), Schedule 4.7(b), Schedule 4.10(a), Schedule 4.10(b), Schedule 4.10(e), Schedule 4.13, Schedule 4.14(b), Schedule 4.15, Schedule 4.16, Schedule 4.17(a) and Schedule 4.18, and any amendments, modifications and/or supplements to Schedule 4.4(c) with respect to Contracts first added to Schedule 4.14(b) following the date hereof, shall be deemed to have cured any breach of the corresponding representation or warranty under this Agreement for purposes of determining if the conditions precedent to Closing in Article 7 have been satisfied.

10.18       Sellers’ Representative; Dealings Among Sellers. By its execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Aegean as its true and lawful agent and attorney-in-fact (the “Sellers’ Representative”), with full power of substitution to act in such Seller’s name, place and stead with respect to all Transactions and all terms and provisions of this Agreement, and to act on such Seller’s behalf in any Proceeding, and to do or refrain from doing all such further acts and things, and execute all such documents as Sellers’ Representative shall deem necessary or appropriate in connection with the Transactions. The appointment of Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative on behalf of Sellers in all matters referred to herein or contemplated hereby including any direction regarding the amount of any payment to any Seller. Buyer shall have no obligation of any nature whatsoever for determining any allocation of any payments among Sellers. Without limiting the generality of the foregoing, absent specific direction by Sellers’ Representative, Buyer shall be deemed to have fulfilled its obligations hereunder absolutely with respect to any amounts payable by it under or pursuant to this Agreement or the delivery of any instruments if Buyer shall pay any such amounts or deliver such instruments to Sellers’ Representative. All Notices delivered by Buyer (whether prior to or following the Closing) to Sellers’ Representative (whether pursuant hereto or otherwise) for the benefit of Sellers shall constitute valid and timely Notice to all of Sellers.

10.19       Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

10.20       Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions contemplated hereby, without limiting in any way Buyer’s rights and remedies set forth in this Agreement, will require any Seller or any of their respective governing bodies, directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations in each such case so long as Sellers exercise their right to terminate this Agreement in accordance with the terms of Section 8.1(o)).

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.

BUYER:

MERCURIA ASSET HOLDINGS (HONG KONG) LIMITED

By:	/s/ Henry Birt
Name:	Henry Birt
Title:	Director

[Signature Pages to Asset Purchase Agreement]

SELLERS:

AEGEAN MARINE PETROLEUM NETWORK INC.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN INVESTMENTS S.A.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN BUNKERING MOROCCO SARL AU

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN HOLDINGS S.A.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

WEST COAST FUEL TRANSPORT LTD

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN CARIBBEAN HOLDINGS INC.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

CARIBBEAN RENEWABLE ENERGY SOURCES INC.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN BUNKERING (HONG KONG) LTD

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

ICS PETROLEUM (MONTREAL) LTD.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN MARINE PETROLEUM S.A.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN (FUJAIRAH) BUNKERING S.A.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN BUNKERING (SINGAPORE) PTE LTD.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN BUNKERING SERVICES INC.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN OIL TERMINAL CORP

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AMPNI HOLDINGS CO. LIMITED

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN BUNKERING (USA) LLC

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AMPNI INVESTMENTS CO. LIMITED

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN SHIPHOLDINGS INC.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]

AEGEAN MANAGEMENT SERVICES M.C.

By:	/s/ Spyros Fokas
Name:	Spyros Fokas
Title:	Authorized Person

[Signature Pages to Asset Purchase Agreement]